Exhibit 10.24

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

By and Between

ROCHE PALO ALTO LLC,

a Delaware limited liability company

(“Seller”)

and

VMWARE, INC.,

a Delaware corporation

(“Buyer”)

AGREEMENT OF PURCHASE AND SALE

AND JOINT ESCROW INSTRUCTIONS

ARTICLE 1 — SUMMARY OF BASIC TERMS

This Purchase and Sale Agreement and Joint Escrow Instructions (the “Agreement”), dated as of the “Effective Date” set forth in Section 1.1 of the Summary of Basic Terms, below, is made by and between ROCHE PALO ALTO LLC, a Delaware limited liability company (“Seller”), and VMWARE, INC., a Delaware corporation (“Buyer”). The terms as set forth below shall have the meanings ascribed to such terms as set forth below when used in this Agreement.

SUMMARY OF BASIC TERMS

TERMS		DESCRIPTION

1.1	Effective Date:	March 16, 2011

1.2	Purchase Price:	Two Hundred Twenty-Five Million Dollars ($225,000,000.00).

1.3	Deposit:	Forty-Five Million and No/100 Dollars ($45,000,000.00), consisting of the following:

	(a) Initial Deposit:	Five Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($5,625,000.00), together with interest thereon.

	(b) Additional Deposit:	Thirty-Nine Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($39,375,000.00), together with interest thereon.

1.4	Escrow Holder:	First American Title Company Escrow Agent: Linda Tugade 1737 North First Street, Suite 500 San Jose, California 95112

1.5	Contingency Date:	The date which is sixty-five (65) days after the Effective Date.

1.6	Closing Date:	The date which is fifteen (15) business days after the Contingency Date.

1.7	Real Property:	Seller’s interest in that certain real property, together with all of the rights, title, interests,

easements, hereditaments, privileges and appurtenances which belong to or inure to the benefit of Seller or such real property, commonly known as the Roche Palo Alto Campus situated within the Stanford Research Park, with an address of 3431 Hillview Avenue, Palo Alto, California, which consists of approximately 69.505 acres improved with buildings and related improvements comprising approximately 966,087 square feet of research and development space, under and pursuant to that certain Ground Lease with The Board of Trustees of the Leland Stanford Junior University (“Stanford”), dated July 1, 1968 (“Original Ground Lease”), as amended by a Lease Amendment and Extension Agreement dated as of April 14, 2003 (“First Amendment”), and a Second Amendment to Ground Lease dated as of October 1, 2007 (“Second Amendment”). The Original Ground Lease, First Amendment and Second Amendment are attached hereto as “Exhibit A”, and are hereinafter collectively referred to as the “Ground Lease”. For clarity, the term “Stanford” as used herein shall mean Stanford in its capacity as the “lessor” under the Ground Lease, and not as “lessee” under the Building R6 Lease.

1.8	Improvements:	The buildings listed on Schedule 3.5(c), and all other structures, landscaping and other improvements owned, operated or maintained by Seller and located on the Real Property.

1.9	Assumed Contracts:	All right, title and interest of Seller in and to any contracts, leases and agreements in effect as of the Close of Escrow (defined in Section 2.1(d)) relating to the Property, together with any security deposits in connection therewith and either (a) set forth in Schedule 1.9, or (b) agreed to be assumed by Buyer in writing prior to the Contingency Date with the consent of Seller; provided, however, the Ground Lease shall not be considered an Assumed Contract hereunder.

1.10	Intangible Property:	All right, title and interest of Seller in and to the following, to extent assignable by Seller: any and all development rights, building, use or other land use permits, approvals, authorizations, certificates of occupancy, entitlements, licenses and consents obtained from any Authority (defined in Section 2.2(a)(2)) in connection with the development, use, operation and management of the Real Property and Improvements; all preliminary, final and “as-built” plans and specifications respecting the Real Property and Improvements; all warranties, guarantees, sureties and other rights and claims against third parties relating to the Real Property or Personal Property, including its physical condition; and any permits listed on Schedule 1.10 that Buyer agrees to assume at Closing, or any other permits that Buyer and Seller agree to be assumed by Buyer at Closing.

1.11	Personal Property:	All tangible personal property owned by Seller and related to or used in connection with the operation of the Real Property as of the Effective Date (as clarified by “Exhibit B”) (including, without limitation, fixtures, furniture and equipment), but excluding (a) personal property containing the confidential or proprietary information of Seller or its Affiliates, (b) the personal belongings of any of Seller’s personnel, and (c) personal property and fixtures of the type set forth in and identified to be removed in “Exhibit B” hereto (the “Removed Property”), which in each case shall be removed by Seller at its sole cost prior to Closing (as to the Property other than the Remainder Property (as defined in Section 3.5(c))) or the date the Closure Work is completed and each building is delivered to Buyer (as to Removed Property in the Remainder Property). Seller shall not have a requirement to restore any damage to the Real Property and Improvements as a result of such removal; however, Seller shall make the Real Property and Improvements reasonably safe and shall restore any roof or building exterior openings, and fill any holes in the ground as a result of such removal. Prior to the Contingency Date, Buyer and Seller shall use commercially reasonable efforts to develop a more detailed, mutually acceptable list of the Removed Property and update “Exhibit B” accordingly. “Exhibit B” may also contain Personal Property that will remain. The parties may update “Exhibit B” from time to time in writing.

1.12	Property:	The Real Property, Assumed Contracts, Intangible Property, Personal Property, and all right, title and interest of Seller in and to the Improvements, collectively.

1.13	Title Company:	First American Title Company Title Officer: Linda Tugade 1737 North First Street, Suite 500 San Jose, California 95112

1.14	City:	City of Palo Alto

1.15	County:	County of Santa Clara

1.16	State:	State of California

1.17	Seller’s Broker:	Cornish & Carey Commercial 245 Lytton Avenue, Suite 150 Palo Alto, California 94301 Attention: Joe Hamilton, Erik Doyle

1.18	Buyer’s Broker:	None

ARTICLE 2 — PURCHASE

2.1 Purchase Price; Escrow Opening.

Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the sum of the Purchase Price, which shall be paid as set forth below in this Section 2.1.

(a) Initial Deposit. Within five (5) business days after the Effective Date, Buyer shall deliver to Escrow Holder the sum of the Deposit, which Escrow Holder shall invest in a federally-insured, interest bearing account. All interest which accrues on the Deposit shall be credited to the principal balance of the Deposit. The Initial Deposit portion of the Deposit shall be non-refundable to Buyer, and shall be disbursed to Seller without further instruction from Buyer or Seller, if this Agreement is terminated for any reason other than Seller’s uncured material default under the terms of this Agreement or the failure of any of the conditions set forth in Section 2.6(a)-(c) or Section 2.7(b).

(b) Additional Deposit. If Buyer elects in its sole discretion to provide the Approval Notice (defined in Section 2.3), the Additional Deposit, together with interest thereon, shall be non-refundable to Buyer, and shall be disbursed to Seller without further instruction from Buyer or Seller, if this Agreement is terminated for any reason other than (i) Seller’s uncured material default under the terms of this Agreement, (ii) pursuant to Section 6, (iii) due to any failures of the conditions set forth in Section 2.6(a)-(g) or Section 2.7(b), or (iv) Buyer’s failure for any reason to deliver the Approval Notice. All interest which accrues on the Additional Deposit shall be credited to the principal balance of the Additional Deposit. Upon Close of Escrow, the Deposit shall be applied toward the Purchase Price. If Buyer does not elect, in its sole discretion, to provide the Approval Notice by the Contingency Date, Escrow Holder shall, within one (1) business day after the Contingency Date, return to Buyer the Additional Deposit.

(c) Purchase Price Balance. Prior to the Closing, Buyer shall deliver the balance of the Purchase Price to Escrow Holder, plus or minus, as applicable, Buyer’s share of costs, expenses and prorations. Buyer shall have no obligation to pay the balance of the Purchase Price unless it elects, in its sole discretion, to provide the Approval Notice and all other conditions to the Closing have been satisfied.

(d) Escrow Opening. Buyer and Seller shall cause the opening of “Escrow” (the escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement) by the delivery of a fully executed original of this Agreement to Escrow Holder no later than three (3) business days after the Effective Date hereof. Escrow shall close (“Closing” or “Close of Escrow”) on the Closing Date, or such earlier date as may be agreed upon by the parties in writing.

2.2 Buyer’s Due Diligence.

Buyer shall have the right to review and approve or disapprove, in its sole and absolute discretion, as hereafter provided, all aspects of the Property, including, without limitation (i) the Improvements, (ii) the physical and environmental condition of the Property, including, without limitation, the condition of the Improvements, the condition of the soil at the Property, the condition of the ground water at the Property, and the presence or absence of any Hazardous Materials at the Property, (iii) the financial condition of the Property, including, without limitation, the feasibility, convertibility, desirability and suitability of the Property for Buyer’s intended use and purposes, (iv) the legal condition of the Property, including, without limitation, the Property’s compliance or non-compliance with all statutes, ordinances, codes, regulations, decrees, orders and laws applicable to the Property, (v) the Assumed Contracts, (vi) the existence or non-existence of any governmental or quasi-governmental entitlements, if any, affecting the Property or any portion of the Property, (vii) any dimensions or specifications of the Property or any part thereof, (viii) the zoning, building and land use restrictions applicable to the Property or any portion thereof, and (ix) all other matters which Buyer deems relevant to its purchase of the Property, as follows:

(a) Physical and Governmental Inspections. Buyer and Buyer’s representatives, agents, consultants and designees shall have the right to:

(1) enter upon the Property, at Buyer’s sole cost, for any purpose in connection with its proposed purchase, development or operation of the Property, including, without limitation, to make such inspections, investigations and tests as Buyer may elect to make or obtain, including, without limitation, testing and inspection of structural, electrical, and mechanical systems, surveys, equipment tests, environmental tests (including groundwater, soils, soils gas, indoor air, asbestos and lead paint testing), and soils, seismic, hydrogeologic and engineering tests, analyses and studies (collectively, “Buyer’s Inspections”), provided that: (t) Buyer will not enter the Property prior to negotiation and execution of an Access Agreement (“Access Agreement”) by the parties (on terms mutually agreed upon between the parties); (u) all persons entering the Property on behalf of Buyer for such Buyer’s Inspections shall be appropriately licensed (if required by law) and qualified, possess the appropriate permits for any proposed drilling or testing, present in advance to Seller evidence of appropriate insurance reasonably satisfactory to Seller, and enter at reasonable times and without unreasonable interference with Seller’s use of the Property, and comply with Seller’s reasonable site procedures and requirements, including, without limitation, being accompanied by Seller personnel during such access if required by Seller; (v) Seller shall have the right to approve the Work Plan (defined below) for any physical testing or drilling or other similar invasive testing, which right will not be unreasonably withheld, conditioned or delayed. Buyer shall submit a work plan (“Work Plan”) for any such proposed testing or drilling, and Buyer shall not commence any such testing or drilling until Buyer has received written approval of the Work Plan from Seller; provided, however, that Seller will either respond to a proposed Work Plan within three business days of receipt thereof, or if response is delayed beyond three business days, Seller will provide Buyer a commensurate extension of the Contingency Date; (w) Buyer shall deliver to Seller, without representation or warranty, within two business days after its receipt by Buyer, copies of all physical inspection analytical data (whether or not in the form of a report) and report of sampling and analytical methodologies, physical inspection reports, geotechnical or soils reports, surveys, engineering reports, environmental feasibility studies and other inspection reports prepared by or on behalf of Buyer in connection with Buyer’s Inspections (“Due Diligence Reports”), and provided further that (x) Buyer shall not be required to deliver to Seller any proprietary information regarding Buyer, any reports or analysis regarding the valuation or potential performance of the Property or any information protected by the attorney-client privilege; (y) Buyer shall reasonably restore the Property to substantially the same condition as it existed prior to such Buyer’s Inspections; and (z) Buyer shall defend, indemnify, and hold harmless Seller, and its Affiliates, directors, officers, shareholders, employees, successors, assigns and agents from any losses, costs, claims, liabilities or damages as set forth in the Access Agreement; and

(2) subject to Section 2.2(e), and the subsequent sentences of this Section 2.2(a)(2), consult with employees and representatives of Seller and any third party, including, without limitation, (A) Stanford or (B) any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or Seller with respect to the Property, including, without limitation, the State, the City and the County (the “Authority” or “Authorities”) for any purpose reasonably relating to the Property. Notwithstanding the foregoing, Seller will have the sole responsibility and right of disclosure to Stanford or any Authority of any analytical data gathered by Buyer during Buyer’s Inspections (and of any data or information collected by Seller during the decommissioning/closure of certain structures under Section 3.5) regarding Hazardous Materials. Accordingly, Seller will, within ten (10) days after Buyer’s submittal to Seller of such data and accompanying report, forward the data in such report to Stanford and the appropriate Authorities, with a transmittal document prepared by Seller in its sole discretion. Buyer will be copied on those and any other written communications with Stanford and the Authorities. Thereafter, Buyer will not contact either the Authority or Stanford to discuss the analytical data gathered or the decommissioning/closure of Hazardous Materials facilities or structures. However, if such communications occur (whether initiated by Seller, Stanford, or the Authority), Seller shall serve as the leader and sole spokesperson in all such communications and/or in-person or telephone discussions, provided that Buyer is given a reasonable opportunity to attend any meetings and phone discussions. In no circumstance will Buyer, or others acting in cooperation with Buyer, communicate separately with Stanford or Authorities about such environmental data, its implications, or any environmental response requested by Stanford or Authorities, nor shall they request, act or communicate in any way with Authorities or Stanford to suggest, solicit, inveigle, or entice them to make any request, or a broader or more stringent request, for environmental response for such Pre-Existing Contamination or the decommissioning/closure of Hazardous Materials facilities or structures. If Buyer wishes to have discussions with any environmental regulatory agency staff (including the city of Palo Alto regarding hazardous material closure issues) regarding the environmental condition on or under the Property other than related to data gathered during Buyer’s Inspections or Seller’s decommissioning/closure of Hazardous Materials as provided in Section 3.5(c), (and excluding routine regulatory file searches customary for Phase I environmental site assessments) or the regulatory requirements applicable to them, Buyer agrees to reasonably coordinate with Seller in advance to allow a joint approach to and joint discussion with the regulatory agency staff, providing Seller and its agents an opportunity to be present for all such discussions; provided, however, that Buyer may meet with such agencies without Seller if Seller is not available to meet with such agencies at the times proposed by Buyer so long as, not less than two (2) business days before the proposed meeting, Buyer proposed to Seller at least two (2) meeting times during normal business hours.

(b) Property Information Inspections Other Than Environmental. Within three (3) business days following the Effective Date, Seller shall provide and make available to Buyer, and shall continue to provide updates and make available to Buyer until the Closing, the following non-environmental documents and information concerning the Property that are in Seller’s possession or reasonably within Seller’s control to Seller’s actual knowledge: all reports, studies, engineering and geological studies, permits (and list any updates to the list of current permits scheduled in Schedule 1.10), licenses and approvals, building plans and specifications, maintenance records and warranties, cooperation and easement agreements, tax statements, title insurance information and surveys, if any, service contracts (including utility contracts), lease and sublease files, and Personal Property inventories (collectively, the “Property Information”); provided, however, that Seller is not obligated under this paragraph to provide any documents consisting of communications between Seller and Seller’s in-house or outside counsel or any confidential documents such as internal financial or personnel memorandum, internal financial reports, any appraisals or any offers or solicitations to purchase or lease.

(c) Environmental Document Inspection. Within five (5) business days following the Effective Date, Seller shall provide and make available to Buyer, and shall continue to provide updates and make available to Buyer until the Closing, the following documents and information concerning the environmental condition of the Property that are in the possession or reasonably within the control of Seller’s Designated Representative, to Seller’s actual knowledge without obligation of inquiry: all current environmental permits, licenses, consents, authorizations and regulatory approvals applicable to the Real Property (“Environmental Permits”) and historic Environmental Permits that could affect the value or environmental condition of the Property; letters, reports, or other environmental documents and correspondence with any Authority or Stanford about the use, decommissioning and/or closure of any underground and above-ground tanks, sumps, pits, ponds, clarifiers, wells, treatment systems, floor drains, trenches, incinerators and spill containment systems at the Property if containing Hazardous Materials (defined in Section 5.1); environmental reports addressing ACM or LBM; the analytical results of any sampling of environmental media at the Property (i.e. soil, soil gas, groundwater, surface water, or ambient outdoor air) and accompanying reports to the extent providing additional related factual information; any documents regarding Releases of Hazardous Materials into soil, groundwater, or soil gas on or beneath the Property that could affect the condition or value of the Property or adjacent properties; any currently pending or threatened notices of violation, claims, inspection or deficiency or any other document received by Seller in which an Authority or third party alleges that Seller may be in violation of any Environmental Law (defined in Section 4.1(f)(5)), and historic notices of violation, claims, inspection or deficiency alleging potential violations of Environmental Law that could affect the condition or value of the Property or adjacent properties, or alleging that Seller has released any Hazardous Materials into or on the soil or groundwater at the Property; sets of building/facility drawings and plans that depict the stormwater systems and industrial/sanitary wastewater systems at the Property; and any letter, complaint, or other document in which a third party alleges that Seller has released any Hazardous Materials into or on the soil or groundwater at the Property; provided, however, that Seller is not obligated under this paragraph to provide any documents that are privileged as an attorney client communication or under the attorney work product doctrine or confidential proprietary business information (but no such assertion of privilege or confidentiality will be made over sampling data) or to provide documents whose disclosure is not permissible under law. Documents produced by Seller pursuant to this section, including building/facility drawings and plans referenced above, may be presented by Seller as they appear in the ordinary course of business at Seller’s business address at Seller’s building commonly referred to as S-1 on the Roche Palo Alto campus. “Release” shall have the same meaning as the definition of “release” in 42 USC Section 9601(22). The foregoing documentation shall be deemed part of Property Information.

(d) Title Inspection. Buyer shall obtain the following from the Title Company (collectively, the “Title Documents”): (A) a preliminary title report (“PTR”) issued by the Title Company with respect to the Real Property as may be supplemented from time to time; and (B) copies of all documents (“Underlying Documents”) referred to in such PTR. Any survey required by Buyer shall be undertaken at Buyer’s sole cost and expense. Buyer hereby objects to all liens evidencing deeds of trust against Seller’s leasehold interest in the Real Property or Improvements, judgment liens and mechanic’s liens (except that which are created by, through or on account of Buyer), and liens evidencing delinquent general real property taxes and assessments (“Seller’s Liens”), and Seller hereby agrees to cause all such Seller’s Liens to be eliminated as exceptions to title and from the Owner’s Policy prior to the Closing at Seller’s expense. Buyer may notify Seller in writing (the “Title Notice”) prior to the date that is forty-five (45) days after the Effective Date (the “Title Review Date”) which other exceptions to title as shown on the PTR, if any, will not be accepted by Buyer. If Buyer fails to notify Seller in writing of its disapproval of any exceptions to title by the Title Review Date, Buyer shall be deemed to have approved the exceptions on the PTR, other than Seller’s Liens. If Buyer notifies Seller in writing that Buyer objects to any exceptions to title, Seller shall have three (3) business days after receipt of the Title Notice to notify Buyer (a) that Seller will remove such objectionable exceptions from title on or before the Closing, provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond ten (10) days; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to timely give such notice to Buyer, Seller shall be deemed to have given notice to Buyer under clause (b). Seller shall have no obligation to remove any title exceptions to which Buyer objects; provided, however, that Seller shall remove, as of the Closing, all Seller’s Liens and all exceptions that Seller agreed to remove under clause (a) above. If Seller gives or is deemed to have given Buyer notice under clause (b) above, Buyer shall be deemed to have agreed to take title to the Property subject to such exceptions if Buyer provides the Approval Notice (defined below).

(e) Confidentiality. Buyer agrees to keep confidential all information which may be disclosed to or discovered by Buyer during Buyer’s investigations of the Property pursuant to this Section 2.2 (“Confidential Information”), including, without limitation, the Due Diligence Reports and the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Buyer, in each case as made available to Buyer prior to the Closing, provided that the term “Confidential Information” shall not include such portions of materials, documents or other information which (i) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of Buyer or Buyer’s Representatives in violation of this Section 2.2(e), (ii) was properly known to Buyer without any restriction on use or disclosure, (iii) is disclosed at any time to Buyer by a third party that had a lawful right to disclose it, or (iv) is developed by the Buyer independently of the Confidential Information received hereunder. Unless otherwise agreed to in writing by Seller, Buyer agrees: (x) to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than Buyer’s agents, employees and consultants, which for purposes of this Section 2.2 shall include Buyer’s current and prospective lenders, accountants and attorneys, but then only to the extent such parties need to review the Confidential Information for purposes of analyzing the proposed purchase of the Property (“Buyer’s Representatives”); and (y) not to use Confidential Information for any purpose other than in connection with the investigation of the proposed purchase of the Property; provided, however, Buyer may disclose Confidential Information to the extent such disclosure is required to be disclosed by Buyer under the laws, rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”) or the New York Stock Exchange, including without limitation, the filing by Buyer regarding the transactions contemplated by this Agreement (and this Agreement) on Form 8-K. Buyer further agrees to cause Buyer’s Representatives to agree to comply with the non-disclosure requirements set forth in subsections (x) and (y) above. In the event that Buyer is requested pursuant to, or required by, applicable law, regulation or legal process, to disclose any Confidential Information, Buyer agrees it shall provide Seller with prompt notice of such request(s) to enable Seller to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Buyer or any of Buyer’s Representatives is nonetheless legally compelled to disclose Confidential Information, Buyer or Buyer’s Representatives may disclose such portion of the Confidential Information as is legally required to be disclosed. Notwithstanding the foregoing, (i) Confidential Information shall be subject to disclosure in litigation between Seller and Buyer, (ii) subject to Section 2.2(a)(2), the confidentiality covenant contained herein shall not limit Buyer from communicating with Stanford or with the City of Palo Alto or other government agencies regarding the Property, including with respect to the environmental condition of the Property; however, Confidential Information shall not be disclosed to such party absent the advance written consent of Seller, which consent may be withheld in Seller’s reasonable discretion, and (iii) the confidentiality covenant contained herein shall have no further force or effect upon the acquisition by Buyer of the Property. Except with respect to a party’s SEC reporting and disclosure obligations, neither Buyer nor Seller, nor any of their respective brokers, shall issue any press release or public statement regarding this Agreement or the purchase and sale described herein without the prior consent of the other party.

2.3 Contingency Date.

By the Contingency Date, Buyer shall have the right to deliver to Seller, in its sole and absolute discretion, written approval of all inspections, investigations, tests and studies with respect to the matters set forth in Section 2.2 (the “Approval Notice”). In the event Buyer has not provided Seller, by the Contingency Date, with the Approval Notice, Buyer’s inspections, investigations, tests and studies set forth in Section 2.2 shall be deemed to be disapproved, and this Agreement shall terminate. Upon such termination, (a) each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence such termination, (b) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow, (c) Escrow Holder shall remit the Initial Deposit together with any accrued interest on such funds to Seller and the Additional Deposit together with any accrued interest on such funds to Buyer, (d) the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne by Seller, if any, (e) Buyer shall return to Seller all Property Information in Buyer’s possession relating to the Property, and any Due Diligence Reports (subject to Section 2.2(a)(1)(x)), (f) the respective obligations of Buyer and Seller under this Agreement shall terminate and (g) each party shall bear its own costs hereunder. For clarity, the termination of this Agreement for any reason shall not terminate the parties’ rights and obligations that expressly survive this Agreement, nor the parties’ rights and obligations with respect to the Access Agreement or any confidentiality agreement between the parties, which shall remain in full force and effect in accordance with their terms. If Buyer provides the Approval Notice by the Contingency Date, then Buyer shall be considered to have elected to proceed with the purchase of the Property in accordance with this Agreement.

2.4 Consents. Each party hereto will use commercially reasonable efforts to cooperate with the other party hereto to obtain all consents required from third parties whose consent or approval is required pursuant to the Ground Lease, any Assumed Contracts or Intangible Property to be assigned to Buyer hereunder or otherwise required to consummate the transactions contemplated hereunder; provided, however, the form of such consents shall not contain language which materially increases any obligations of Buyer or Seller, or materially decreases the rights of Buyer or Seller thereunder. Each party agrees that the form of Stanford’s

Consent (defined below) attached hereto as Schedule 2.4 is acceptable and that it will execute such form and deliver it to Escrow Holder prior to Closing. With respect to the Ground Lease, (a) Seller shall prior to the Contingency Date execute and deliver to Stanford a recordable memorandum of the second amendment to the Ground Lease and the amendment to the easement affecting the Property dated April 14, 2003 that Stanford has requested prior to the Effective Date and (b) Buyer and Seller shall send a letter to Stanford on a form approved by Buyer and Seller which is substantially similar to the letter previously submitted by the parties to Stanford for such purpose, except that the letter shall attach a copy of the Agreement. Buyer shall provide such financial assurances and parent guarantees as reasonably necessary to facilitate the assignment of Assumed Contracts to Buyer; provided, however, VMware, Inc. shall only be required to provide financial assurances, and not parent guarantees.

2.5 Estoppel Certificates. Seller will use commercially reasonable efforts to obtain an estoppel certificate from third parties to the Assumed Contracts listed on Schedule 2.5 (the “Required Assumed Contracts”) and Stanford with respect to the Ground Lease, in form reasonably satisfactory to Buyer and Seller. The estoppel certificates shall include, without limitation, the following: (i) a complete description of the documents and/or contracts comprising the applicable lease or Assumed Contract, and any written modifications thereto (or if oral, the substance of such oral modifications), (ii) the date of commencement and termination of the applicable lease or Assumed Contract, and (iii) a representation that such party and, to the best of the such party’s knowledge, Seller, is not in default under the applicable lease or Assumed Contract, and has no knowledge of an occurrence of any event that, with the giving of notice or the passage of time, or both, would constitute a default by such party or Seller under the applicable lease or Assumed Contract. If Seller is unable to obtain such estoppel certificates despite its commercially reasonable efforts to do so, Seller shall provide estoppel certificates as to the Required Assumed Contacts itself at Closing, only as to the matters stated in Section 2.5(i) through (iii), inclusive, as well as a Seller estoppel for the Ground Lease with respect to Section 2.5(i).

2.6 Conditions Precedent to Buyer’s Obligations.

The obligations of Buyer to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Buyer in writing:

(a) Stanford’s Consent. Buyer and Seller shall have received the written consent of Stanford, in a form approved by Stanford, to the transactions contemplated hereby (“Stanford’s Consent”) and Stanford shall not have exercised its right of first refusal under the Ground Lease.

(b) Covenants of Seller. Seller shall have materially performed each and every covenant and agreement to be performed by Seller hereunder by the time and in the manner required by the terms of this Agreement (subject to any applicable notice and cure period).

(c) Representations and Warranties of Seller. Subject to Sections 7.3 and 7.4, Seller’s representations and warranties under Section 4.1 shall be true and correct in all material respects as of the date of Closing with the same force and effect as if remade by Seller in a separate certificate at that time.

(d) Owner’s Policy. As of the Closing, the Title Company shall have issued or shall have committed to issue, upon the sole condition of payment of its reasonably scheduled premium, a policy of title insurance with endorsements and affirmative coverage approved by Buyer (the “Owner’s Policy”). Buyer shall obtain, prior to the Contingency Date, the Title Company’s commitment to issue the Owner’s Policy at Closing, subject only to the sole conditions of: (i) payment of its reasonably scheduled premium, (ii) removal by Seller of the Seller’s Liens, and (iii) Seller’s delivery to Escrow of Seller’s deliveries required under Section 3.2, as well as any evidence of good standing or corporate authority required by Escrow Holder to close the transaction contemplated herein. At its option, Buyer may elect to obtain a Lender’s Policy of title insurance and/or additional endorsements to the Owner’s Policy, however, the Closing shall be conditioned only on the Title Company being prepared to issue the Owner’s Policy committed to be issued by the Title Company prior to the Contingency Date.

(e) Assumed Contract Consents. Seller shall have delivered to Buyer the written consent to the purchase and sale contemplated by this Agreement from the other parties to each of the Required Assumed Contracts, to the extent the consent of such parties is required pursuant to the terms of such Assumed Contracts (the “Required Consents”); provided, however, Seller may (but shall not be obligated to) satisfy this obligation as to the PPA (defined in Schedule 1.9) by terminating the PPA without liability to Buyer (in which case the PPA would not be assumed by Buyer and Seller shall have the obligation to remove the PPA installations from the Real Property prior to delivery of such building to Buyer).

(f) Estoppel Certificates. Buyer shall have received estoppel certificates required by Section 2.5 hereof (the “Required Estoppels”).

(g) Not Used.

(h) Restated Ground Lease. Buyer and Stanford shall have executed an amendment and restatement of the Ground Lease in form acceptable to Stanford and Buyer in their sole discretion.

(i) VMware Board of Director Approval. Buyer shall have received the approval of the transaction contemplated in this Agreement from the VMware Board of Directors on or before May 16, 2011.

2.7 Conditions Precedent to Seller’s Obligations.

The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing:

(a) Stanford’s Consent. Buyer and Seller shall have received Stanford’s Consent, and Stanford shall not have exercised its right of first refusal under the Ground Lease.

(b) Approval by Roche Board of Directors. Seller shall have received the approval of the transaction contemplated in this Agreement from the Roche Board of Directors on or before May 16, 2011. The transaction contemplated by this Agreement is subject to the condition precedent that Seller shall have received the approval of the transaction from the Board of Directors of F. Hoffmann-La Roche Ltd (“Roche Board of Directors”). Seller shall initially submit the transaction to the Roche Corporate Executive Committee (CEC) on or about March 22, 2011 for a request for approval of the transaction. If the transaction is approved by the CEC, Genentech’s Chief Executive Officer will recommend the transaction to the Roche Board of Directors for approval, and Seller shall thereafter submit the transaction to the Secretary of the Roche Board of Directors for a request for approval of the transaction by written consent. In the event that the Secretary of the Roche Board of Directors requires that the transaction be submitted at a regular meeting of the Roche Board of Directors, Seller shall submit the transaction to the Roche Board of Directors for a request for approval of the transaction at the next meeting of the board.

(c) Covenants of Buyer. Buyer shall have materially performed each and every covenant and agreement to be performed by Buyer hereunder by the time and in the manner required by the terms of this Agreement (subject to any applicable notice and cure period).

(d) Representations and Warranties of Buyer. Subject to Section 7.4, Buyer’s representations and warranties under Section 4.2 shall be true and correct in all respects as of the date of Closing with the same force and effect as if remade by Buyer in a separate certificate at that time.

2.8 Failure of Conditions to Close of Escrow or Board of Directors Approval.

If (i) by the Closing Date any of the conditions set forth in Sections 2.6 or 2.7 are not satisfied or waived, or (ii) by May 16, 2011 Buyer or Seller shall not have received the approval of their respective Board of Directors in accordance with Section 2.6(i) or 2.7(b), then in either case (unless otherwise agreed between the parties to extend the Closing Date or the date for Board of Director approval, as applicable): Each party shall promptly execute and deliver to Escrow Holder such documents as Escrow Holder may reasonably require to evidence the termination of the Escrow, and upon such termination, (a) Escrow Holder shall return all documents to the respective parties who delivered such documents to Escrow, (b) the cancellation charges required to be paid by and to Escrow Holder and the Title Company shall be borne by Seller, if any, (c) Buyer shall return to Seller all Property Information in Buyer’s possession relating to the Property, and any Due Diligence Reports (subject to Section 2.2(a)(1)(x)), (d) the respective obligations of Buyer and Seller under this Agreement shall terminate (except as to matters which expressly survive this Agreement and as provided in Section 7 if a condition is not satisfied due to the default by Buyer or Seller), and (e) Escrow Holder shall remit the Deposit together with any accrued interest on such funds as provided in Section 2.

ARTICLE 3 — CLOSING

3.1 Escrow.

Upon the execution of this Agreement by Buyer and Seller, and delivery of the executed Agreement to Escrow Holder, this Agreement shall constitute the joint escrow instructions of Buyer and Seller to Escrow Holder to open Escrow for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Buyer and Seller may each submit separate escrow instructions and shall execute further escrow instructions as Escrow Holder may reasonably require (subject to the approval of their respective counsel) that are not inconsistent herewith; provided, however, that if there is any conflict or inconsistency between such escrow instructions and this Agreement, this Agreement shall control. Upon the Close of Escrow, Escrow Holder shall pay any sum owed to Seller or Buyer with immediately available federal funds.

3.2 Deliveries to Escrow Holder.

(a) Seller’s Deliveries to Escrow Holder. Prior to the Closing, Seller shall deliver to Escrow Holder:

(1) Three (3) counterparts of the assignment of the Ground Lease duly executed by Seller substantially in the form attached hereto as “Exhibit E” attached hereto (the “Ground Lease Assignment”);

(2) Three (3) counterparts of the Memorandum of Ground Lease Assignment, duly executed and acknowledged by Seller, substantially in the form attached hereto as “Exhibit F” (the “Memorandum”);

(3) If Stanford requires that Seller sign the Stanford Consent, one (1) original or copy of Stanford’s Consent, with the original signature of Seller;

(4) Two (2) counterparts of a bill of sale, duly executed by Seller, substantially in the form of “Exhibit C” attached hereto (“Bill of Sale”);

(5) Two (2) counterparts of an assignment and assumption, duly executed by Seller, substantially in the form of “Exhibit D” attached hereto (“Assignment and Assumption”);

(6) Two (2) counterparts of the post-closing agreement, duly executed by Seller, substantially in the form of “Exhibit H” attached hereto (“Post-Closing Agreement”);

(7) Any owner’s statements or affidavits as may be reasonably requested by the Title Company or the Escrow Holder to consummate the transactions contemplated hereby, including, without limitation, any evidence of good standing and authority of Seller to convey the Property to Buyer, and a FIRPTA statement completed and executed by Roche Holdings, Inc. pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as Seller is treated as a disregarded entity for U.S. federal income tax purposes, and Roche Holdings, Inc. is treated as the owner of the Seller for such purposes, and a California Franchise Tax Board Form 590 signed by Seller or Roche Holdings, Inc., as appropriate.

(8) One (1) original guaranty of Seller’s obligations under this Agreement by Roche Holdings, Inc., substantially in the form attached hereto as “Exhibit G”; and

(9) One (1) original of each of the Required Consents and the Required Estoppels received by Seller, duly executed by the other parties to such contracts, and one (1) original of each Required Estoppel as to which the third parties to such contracts refused to provide estoppel certificates, duly executed by Seller.

(b) Buyer’s Deliveries to Escrow Holder. Prior to the Closing, Buyer shall deliver to Escrow Holder the following instruments and documents:

(1) The balance of the Purchase Price plus or minus as applicable, Buyer’s share of costs, expenses and prorations set forth in Section 2.1(c) in immediately available funds;

(2) Three (3) counterparts of the Ground Lease Assignment, duly executed by Buyer;

(3) Three (3) counterparts of the Memorandum, duly executed and acknowledged by Buyer;

(4) If Stanford requires that Buyer sign the Stanford Consent, one (1) original or copy of Stanford’s Consent, with the original signature of Buyer;

(5) Two (2) counterparts of the Assignment and Assumption, duly executed by Buyer;

(6) Two (2) counterparts of the Post-Closing Agreement, duly executed by Buyer; and

(7) Any statements or affidavits as may be reasonably requested by the Title Company or the Escrow Holder to consummate the transactions contemplated hereby.

3.3 Costs and Expenses/Disbursements.

(a) Costs and Expenses. Upon the Close of Escrow: (i) Subject to subsection (ii)(G), below, Seller shall pay (A) all county documentary transfer taxes, (B) one-half (1/2) of all city transfer taxes, (C) all Escrow fees, (D) Seller’s share of prorations, (E) real estate commissions payable to Seller’s Broker, (F) Stanford’s legal and administrative charges and costs, if any, payable to Stanford under the Ground Lease to consummate the transaction contemplated hereby (provided, however, for clarity, Seller shall not be obligated to pay legal or any other costs of Stanford or Buyer related to or arising out of Stanford’s and Buyer’s negotiations of a restated or amended Ground Lease), and (G) the premium for the Owner’s Policy (exclusive of any endorsements or non-standard coverage) and (ii) Buyer shall pay

(A) one-half (1/2) of all city transfer taxes, (B) all document recording charges, (C) the cost of any endorsements not included in the Owner’s Policy addressed in subsection (i)(G) above, (D) Buyer’s share of prorations, (F) real estate commissions payable to Buyer’s Broker, if any, pursuant to Section 8.2, and (G) any county documentary transfer taxes or city transfer taxes triggered by any restatement or amendment to the Ground Lease, and (iii) at or after the Closing, Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by them, respectively. All other escrow fees, costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in the County. Escrow Holder shall notify Buyer and Seller in writing of their respective shares of such costs at least three (3) business days prior to the Closing.

(b) Disbursements and Other Actions by Escrow Holder. Upon the Closing, Escrow Holder shall (A) direct the Title Company to issue the Owner’s Policy to Buyer, (B) record the Memorandum in the Office of the County Recorder, (C) disburse the Purchase Price, after adjustment pursuant to the terms of this Agreement for expenses and prorations and less the amount of the Building Materials Holdback and the Closure Holdback (as defined below), to Seller, and deliver the balance of the funds, if any, to Buyer, and (D) disburse to Buyer and Seller an original executed counterpart of Stanford’s Consent, Bill of Sale, Assignment and Assumption, Ground Lease Assignment, Memorandum, and any other documents (or copies thereof) deposited into Escrow by Buyer or Seller pursuant hereto.

(c) Building Materials Holdback. Notwithstanding any provision to the contrary in this Agreement, a portion of the Purchase Price in the amount of Two Million Dollars ($2,000,000) (the “Building Materials Holdback”) will be retained by the Escrow Agent at Closing in a separate account until three years after the Closing (the “Building Materials Payout Date”). Escrow Holder shall invest the Building Materials Holdback in a federally-insured, interest bearing account, and all interest which accrues on the Building Materials Holdback shall be credited to the principal balance of the Building Materials Holdback. The Escrow Agent shall, within ten (10) business days of a request by Buyer made at any time and from time to time prior to the Building Materials Payout Date but not more often than monthly, disburse funds out of the Building Materials Holdback to Buyer with the consent of Seller (not to be unreasonably withheld, conditioned or delayed, however, if a consent or objection thereto by Seller is not delivered to Escrow Holder within five (5) business days after receipt of the same by Seller’s representatives identified below, Escrow Holder shall disburse the funds to Buyer without the consent of Seller) to pay Buyer’s reasonable costs, fees and expenses arising from any increased costs by reason of the removal, transportation, and disposal of ACM, transite pipe and LBM (as such terms are defined below) from the Property (collectively, the “Building Materials Work”) as set forth in a reasonably detailed invoice delivered by Buyer to the Escrow Agent, together with a certification from Buyer that the requested amounts were properly incurred for the Building Materials Work. All payments by the Escrow Agent to Buyer hereunder will be by wire transfer or intrabank transfer of immediately available funds to the account of Buyer. On the Building Materials Payout Date, the Escrow Holder will disburse to Seller the unclaimed balance of the remaining Building Materials Holdback. During the three-year Building Materials Holdback period, Seller will sign all manifests as the generator of any Hazardous Material that is disposed of in connection with the Building Materials Work, unless Buyer during that time obtains its own hazardous waste generator ID number for the Property precluding Seller from thereafter using its generator ID number for the Building Materials Work, in which case Buyer will sign all manifests as the generator of any Hazardous Material that is disposed of in connection with the Building Materials Work. Buyer shall send to Seller (c/o Keith Sonberg with a copy to Genentech’s in-house environmental counsel (or other persons designated by Seller from time to time in writing)) copies of all disbursement requests made to Escrow Holder with respect to the Building Materials Holdback with substantiating documentation, and Seller shall promptly sign all documents reasonably required by Escrow Holder to make the required disbursements. Seller shall be responsible for all costs and fees of Escrow Holder in connection with the Escrow Holdback. Notwithstanding any provision herein to the contrary, the Building Materials Holdback is the exclusive remedy of Buyer for all Claims (third party or otherwise) associated with the ACM, LBM and transite pipe in any building and/or construction materials, or in or around pipes, in, on or under the Real Property or the Improvements (the “Building Materials”) except as provided under Section 5.1(iv) or this Section 3.3(c) or when the Claim is caused by Seller failure to comply with the covenants or other provisions of this Agreement regarding environmental matters or the Post-Closing Agreement. For the avoidance of doubt, “ Building Materials” shall not include lead in soil.

(d) Closure Holdback. Notwithstanding any provision to the contrary in this Agreement, a portion of the Purchase Price in the amount of Ten Million Dollars ($10,000,000.00) (the “Closure Holdback”) will be retained by the Escrow Agent at Closing in a separate account until the Final Closure Delivery. Escrow Holder shall invest the Closure Holdback in a federally-insured, interest bearing account, and all interest which accrues on the Closure Holdback shall be credited to the principal balance of the Closure Holdback. The Escrow Holder shall hold the Closure Holdback in Escrow in a separate account until the date on which the Seller delivers the final building on the Property to Buyer with all Closure Work on the Property complete (the “Final Closure Delivery”). Seller and Buyer shall jointly notify Escrow Holder that the Final Closure Delivery has occurred. Promptly after the Final Closure Delivery Date, the Escrow Holder shall disburse to Seller the entire Closure Holdback. In no case shall Buyer be entitled to any of Closure Holdback funds. Such payments by the Escrow Holder to Seller or Buyer hereunder will be by wire transfer or intrabank transfer of immediately available funds to the account of Seller or Buyer, as applicable, as directed by Seller or Buyer. Seller shall be responsible for all costs and fees of Escrow Holder in connection with the Closure Holdback.

3.4 Prorations and Adjustments.

Subject to the terms of this Section 3.4, income, if any, from the Property, and real property taxes and operating expenses, if any, affecting the Property shall be prorated as of midnight on the day preceding the Closing. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a) Taxes and Assessments. Except to the extent the same are paid directly by tenants or licensees, all non-delinquent real estate taxes and current installments of assessments affecting the Property which are payable by Seller shall be prorated as of the Closing based on the actual current tax bill. All delinquent taxes and assessments, if any, affecting the Property which are payable by Seller shall be paid at the Closing from funds accruing to Seller. Any refunds of real estate taxes and assessments attributable to the period prior to the Closing shall be paid to Seller upon receipt, whether such receipt occurs before or after the Closing. Buyer acknowledges that the Closing of the sale of the Property pursuant to this Agreement may result in reassessment under Proposition 13 of the Property for property tax purposes based upon the “change in ownership” of the Property under this transaction, and Buyer waives and releases Seller from and hereby agrees to indemnify and hold Seller harmless from and against all claims that Seller may be liable for as a result of any increase in property taxes resulting from the “change in ownership” of the Property under this transaction.

(b) Operating Expenses. Except to the extent the same are paid directly by tenants or licensees, all utility service charges for electricity, heat and air conditioning service, other utilities, common area maintenance, taxes (other than real estate taxes and income taxes) such as rental taxes, and other expenses affecting the Property (other than expenses under any contracts to be terminated as of the Closing) and any other costs incurred in the ordinary course of ownership of the Property (other than expenses under any contracts to be terminated as of the Closing) shall be prorated on an accrual basis. Alternatively, with respect to utilities, Buyer or Seller may cause any utility company to transfer billings to Buyer upon the Closing. Seller shall pay all such expenses that accrue prior to the Closing and Buyer shall pay all such expenses accruing on the day of the Closing and thereafter. To the extent possible, Seller and Buyer shall obtain billings and meter readings as of the Closing to aid in such prorations. Notwithstanding the foregoing, Buyer shall have no responsibility for any contracts that are not Assumed Contracts. Seller shall terminate as of the Closing any contracts that would be binding on Buyer following the Closing that are not Assumed Contracts.

(c) New Leases, Rent. From the Effective Date until the earlier to occur of the Closing or termination of this Agreement, Seller shall not enter into any new lease or other material agreement affecting the Property, or modify, extend or terminate any material agreement affecting the Property that Buyer intends to assume, or waive or release any material obligation of Stanford, without first obtaining Buyer’s written approval thereof, not to be unreasonably withheld, conditioned or delayed. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action within five (5) business days after Seller notifies Buyer in writing of Seller’s desire to take such action and has provided Buyer with copies of the applicable documents, then Buyer shall be deemed to have approved such action. Rents, revenues and other income from the Property, shall be prorated through Escrow as of the Closing with Seller entitled to the prorated portion of such items attributable to the period prior to such date and time and Buyer entitled to the prorated portion of such items following such date and time. Any prepaid rent paid by a tenant or licensee of the Property shall be credited to Buyer. Seller and Buyer agree that all rent received by Seller or Buyer following Closing shall be applied first to current rent, if any, and then to delinquent rent.

(d) Security Deposits. Buyer shall be credited and Seller shall be debited with an amount equal to all unapplied security deposits actually being held by Seller under the Site Services Lease, Building R6 Lease, the T-Mobile Site License and the PCS Site License (as such terms are defined in Schedule 1.9 and collectively referred to herein as the “Leases”).

(e) Utility Deposits. Seller shall be credited and Buyer shall be debited with an amount equal to all refundable deposits, retentions, and holdbacks then being held by any utility company where such account is transferred to Buyer at Closing, or any other third party under any Assumed Contract.

(f) Method of Proration. Buyer and Seller each agree to prepare a schedule of tentative prorations under this Section 3.4 and exchange such schedules not later than five (5) business days prior to the Closing. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Buyer to Seller (if the prorations result in a net credit to the Seller) or by Seller to Buyer (if the prorations result in a net credit to the Buyer) by increasing or reducing the cash to be deposited by Buyer in Escrow on or before the Closing. Any such prorations not determined or not agreed upon as of the Closing, each party acting in good faith, shall be paid by Buyer to Seller, or by Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing. A copy of the schedule of prorations as agreed upon by Buyer and Seller shall be delivered to Escrow Holder at least two (2) business day prior to the Closing. The amount of such prorations shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Buyer shall cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing.

(g) Assessment Liens. If and to the extent there exist any improvement assessment liens, bond payments or other similar assessments which encumber the Property, the bond payments or assessment liens for the current payable period shall be prorated in accordance with Section 3.4. Seller shall have no obligation to pay off the remaining principal amount of any of such assessments or bonds, and the lien of such assessments shall continue to burden the Property after the Closing.

3.5 Physical Condition.

(a) Condition. Except as expressly set forth in this Agreement, including in Sections 3.5(b) and (c), Buyer agrees to accept the Property in “AS IS” condition as of the Closing with respect to the Buildings Vacated at Closing, and upon completion of the Closure Work with respect each building in the Remainder Property, provided, however, that (with the exception of the building leased under the Site Services Lease (the “Site Services Building”)), as a warranty to Buyer but not a Closing condition, all HVAC, lighting systems, electrical systems, automatic fire sprinklers, life safety and plumbing systems and elevators, roof membranes and windows located in Improvements on the Real Property (“Building Systems”) shall be in good working order and condition, except as provided on Schedule 3.5(a). If, during the first sixty (60) days following the Closing with respect to the Buildings Vacated at Closing, or during the first sixty (60) days following the completion of the Closure Work and delivery of each building with respect to the Remainder Property, (x) any of the Building Systems in place are not in good working order and condition, then upon the written notice of Buyer within such the sixty (60)- day period, Seller shall repair or replace such items at no cost to Buyer; provided, however, Seller’s repair and replacement obligation under this sentence shall not apply to (a) Building Systems that are subject to or reasonably affected by the Closure Work (as clarified by Schedule 3.5(a) and (b)), or (b) normal routine maintenance items that may occur during the sixty (60)- day period, including, without limitation, elevator monthly service, building and equipment preventative maintenance, burnt out light bulbs, and other routine maintenance items, it being understood that Buyer shall retain fully trained maintenance personnel to maintain and operate the Building Systems post-Closing.

(b) Performance of Closure Work. Seller shall perform all Closure Work in accordance with this Section 3.5(b). “Closure Work” means (i) removing all Hazardous Materials from (a) equipment and fixtures (excluding building and construction materials containing ACM and LBM, and transite pipe) within the interior portions of the buildings, and (b) structures exterior to the buildings only if specifically listed on Schedule 3.5(b)(ii) and (ii) decontaminating/decommissioning them to the extent required by the applicable Authority to obtain closure for Hazardous Materials. Seller shall use commercially reasonable efforts to obtain written approval of Hazardous Materials closure from applicable Authorities as soon as reasonably practicable. Notwithstanding any other provision in this Section 3.5(b), Seller shall not be required to perform any such work with respect to the equipment or Improvements within the interior portions of the buildings where specifically identified in Schedule 3.5(b)(i). In performing such Closure Work, Seller will provide advance notice of such work to Stanford, and keep the Property free of mechanic’s liens, as required in Paragraph 9(a) of the Ground Lease.

(c) Closure Work and Building Delivery. Prior to Closing, Seller shall complete all Closure Work at the buildings identified in Schedule 3.5(c) as being delivered at Closing (and related structures identified in Schedule 3.5(b)) (the “Buildings Vacated at Closing”), but excluding the Remainder Property and Hazardous Materials stored, used or brought onto the Site Services Building by Buyer. With respect to the buildings on the Property other than the Buildings Vacated at Closing (and related structures identified in Schedule 3.5(b)) (“Remainder Property”), Seller shall use commercially reasonable efforts to complete the Closure Work as soon as commercially practicable. Estimated dates for completion of the Closure Work are set forth on Schedule 3.5(c). During Seller’s performance of the Closure Work, Seller shall keep Buyer reasonably informed about Seller’s ongoing Closure Work, including without limitation, (i) copying Buyer on all material emails and other communications sent to and received from Stanford or Authorities having jurisdiction over the Property with respect to the Closure Work, (ii) notifying Buyer at least two (2) business days in advance of any scheduled meetings with Stanford or Authorities and permitting Buyer to attend such meetings, (iii) providing Buyer with two (2) business days advance notice of any planned testing or sampling activities and (iv) providing closure plans, amendments, sampling results, applications, and certificates to Buyer as soon as reasonably practicable after receipt or submittal of same. Notwithstanding the foregoing sentence, Seller shall serve as the leader and sole spokesperson in all such communications and/or in-person or telephone discussions regarding Hazardous Materials decommissioning/closure. In no circumstance will Buyer, or others acting in cooperation with Buyer, communicate separately with the Authorities or Stanford about such Hazardous Materials decommissioning/closure performed or to be performed by Seller or its implications, nor shall they request, act or communicate in any way with the Authority or Stanford to suggest, solicit, inveigle, or entice them to make any request, or a broader or more stringent request, for the Hazardous Materials decommissioning/closure to be performed by Seller. Buyer shall also not interfere with Seller’s Closure Work. All post-Closing Closure Work shall be performed pursuant to the terms of the Post-Closing Agreement.

(d) Closure of Permits. To Seller’s actual knowledge, Schedule 3.5(d)(i) contains a list of all current Environmental Permits. Seller will also obtain closure and termination of all Environmental Permits (where necessary or appropriate) which Buyer does not intend to use (set forth in Schedule 3.5(d)(ii), as may be updated by Buyer and Seller) as soon as reasonably practicable.

3.6 Seller’s Disclosure and Representation Regarding Environmental Media and Asbestos-Containing Materials.

Pursuant to California Health & Safety Code Section 25359.7, Seller has provided prior to and with this Agreement written notice to Buyer of the presence of hazardous substances on or beneath the Property, as reflected in analytical sampling results provided during the due diligence period. Seller has also advised Buyer that certain of the buildings located on the Property have asbestos-containing materials (“ACM”) including, without limitation, as identified on a January 21, 1997 Asbestos Survey prepared for Roche Bioscience and provided to Buyer. Buyer understands that disturbance of ACMs must be undertaken with all legally-required and appropriate mitigation measures, safeguards, and notifications to regulatory agencies, contractors, employees and other agents.

3.7 Seller’s Disclosure Regarding Lead Paint.

Seller hereby discloses to Buyer that construction built before 1978 may contain lead-based materials (including lead-based paint) (“LBM”). Lead from materials, paint, paint chips and dust can pose health hazards if not managed properly. As of the Effective Date, Seller has not undertaken a survey of lead-based materials within the Improvements to understand the nature and extent of the conditions. Buyer acknowledges that Seller has informed Buyer of these conditions and that disturbance of such materials must be undertaken with all legally-required and appropriate mitigation measures, safeguards, and notifications to regulatory agencies, contractors, employees and other agents.

3.8 Operation of the Property Pending Closing. Following the Effective Date and pending the Closing, Seller shall operate the Property in accordance with the following:

(a) Normal Course of Business. Seller shall use commercially reasonable efforts to continue to operate, manage and maintain the Property in such condition so that the Property shall be in substantially the same condition as of the Closing Date as it is as of the Effective Date, reasonable wear and tear, casualty, the Closure Work and work performed by Seller at Buyer’s request, excepted. Seller shall maintain all existing insurance policies in connection with the Property and shall keep in effect and renew without material modification all licenses and permits listed on Schedule 3.8(a) (as updated from time to time by Buyer and Seller in writing) and entitlements applicable to the Property. Seller shall cooperate reasonably with Buyer in obtaining any governmental building and construction related approvals (non-land use approvals) reasonably requested by Buyer without cost to Seller; provided, however, that such approvals may be terminable by Buyer, and shall be terminated by Buyer without cost to Seller, if this Agreement is terminated for any reason. Seller shall further cooperate with Buyer in obtaining confirmation from the City (including, permitting Buyer to draft an initial letter to the City, subject to Seller’s review) as to certain information regarding that certain Variance No. 86-V-6 (“Parking Variance”). Notwithstanding any provision herein to the contrary, Seller makes no covenants, representations or warranties regarding (i) the terms or application of the Parking

Variance to the Real Property, (ii) whether or not the Parking Variance is in effect, or (iii) the compliance or non-compliance of the Real Property with the Parking Variance, and Buyer assumes all risk associated therewith at Closing. Seller shall not make any material alterations to the Property or remove any Personal Property other than the Removed Property and Closure Work without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed.

(b) Further Encumbrances. Seller shall not execute any documents or otherwise take any action which will have the result of further encumbering the Property in any fashion.

(c) New Obligations. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall not enter into any maintenance contract, service contract or any other contract affecting or relating to the Property or any portion thereof which cannot be canceled upon thirty (30) days (or less) prior written notice.

3.9 Not Used.

3.10 Delivery. Seller shall deliver to Buyer possession of (a) the Property (other than the Remainder Property) with all Closure Work related thereto completed upon the Closing and (b) each building in the Remainder Property as the Closure Work related thereto is completed. Notwithstanding the foregoing, but subject to the Post-Closing Agreement, so long as Buyer does not unreasonably interfere with the Closure Work, Buyer shall have full rights to enter and access the Remainder Property commencing on the Closing. Promptly following the Closing, Seller shall deliver to Buyer copies of the Assumed Contracts and Property Information.

ARTICLE 4 — REPRESENTATIONS AND WARRANTIES

4.1 Seller’s Representations and Warranties.

The following constitute representations and warranties of Seller to Buyer which shall be true and correct as of the date hereof (except with respect to such representations and warranties which are made subject to the Open Schedules (defined in Section 4.3), which shall be true and correct as of the Schedule Amendment Date (defined in Section 4.3)), and the Closing as if remade in a separate certificate at that time:

(a) Organization. Seller is duly organized, validly existing and in good standing under the laws of Delaware and is authorized to do business in the State of California.

(b) Authority. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, Authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners, officers or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.

(c) Adverse Claims. Except as set forth on Schedule 4.1(c), Seller has not received written notice of, and to Seller’s actual knowledge there are no, pending, threatened or contemplated actions, suits, arbitrations, claims, investigations, condemnations or proceedings, at law or in equity, affecting the Property or in which Seller is, or will be, a party by reason of Seller’s ownership of the Property, nor has Seller received any written notice of any action, suit, proceeding or governmental investigation. Seller has no actual knowledge of any basis for any action, suit, inquiry, proceeding or investigation or any other circumstance or facts that would prevent Seller from engaging in the transactions contemplated in this Agreement.

(d) Liens and Encumbrances. The Personal Property is owned by Seller and, to Seller’s actual knowledge, there are no liens (including without limitation, mechanics liens), claims, encumbrances, easements, covenants, conditions, restrictions or other matters of record or unrecorded affecting title to the Property which are not disclosed in the PTR, and except as disclosed in the PTR, there are no special assessments (whether from an assessment district, facilities district, or otherwise) against the Property nor has Seller received any written notice of any special assessments being contemplated.

(e) Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any of such proceedings contemplated by Seller. Seller is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Seller and Buyer have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

(f) Environmental Matters. All representations and warranties about environmental matters in this Agreement are contained in this Section 4.1(f) exclusively, and are to Seller’s actual knowledge without obligation of inquiry, except as disclosed in Schedule 4.1(f). The attached Schedule 4.1(f) may be amended (i) at any time prior to Closing to reflect the results of testing performed by Buyer as part of Buyer’s Inspections and any other circumstance or condition relating to such results; and (ii) for any other matter, within ten (10) days prior to the Contingency Date:

(1) Seller has not received written notice of, and to Seller’s actual knowledge there are no, pending or threatened or contemplated actions, suits, arbitrations, claims, investigations or proceedings, at law or in equity by any Authority or any other third party regarding environmental matters arising at the Property or in which Seller is, or will be, a party by reason of Seller’s ownership of the Property.

(2) Seller has produced for Buyer’s inspection any and all analytical results, of any sampling of soil, soil gas, groundwater, or surface water at or emanating from the Property, and accompanying reports with related factual information.

(3) Seller has not operated any underground or aboveground tanks, sumps, pits, ponds, clarifiers, well, or treatment systems for the storage of Hazardous Materials at the Property except as disclosed by documents produced for Buyer’s inspections.

(4) Seller has not operated or used at the Property any surface impoundments, landfills, or other areas for the disposal of Hazardous Materials into soil or groundwater at the Property.

(5) Seller has not received any notices or claims from any Authority or third party, nor is Seller aware, that Hazardous Materials have been spilled, disposed or otherwise Released into the soil, groundwater, or surface water at or emanating from the Property except in accordance with permits or other authorizations issued under Environmental Law. Nor has Seller received any currently pending or threatened notices or claims that Seller may be in violation of any Environmental Law at the Property, or prior notices or claims that Seller may be in violation of any Environmental Law at the Property that could affect the environmental condition of the Property. As used herein, “Environmental Law” means any federal, state or local law, ordinance, regulation or directive for the protection of human health and safety or the environment (including those listed as an “Environmental Requirements” under the Ground Lease to the extent that Environmental Law or other “Environmental Requirement” is in effect and validly existing as of the date of Closing).

(g) Assumed Contracts. To Seller’s knowledge, it has delivered or will deliver to Buyer pursuant to Section 2.2(b) hereof all of the material agreements concerning the operation, maintenance and occupancy of the Property. As used herein, “material agreements” means agreements that will survive and be binding upon Buyer following the Closing as well as those contracts set forth on Schedule 1.9. To Seller’s knowledge, the copies of such agreements are or will be true and correct copies thereof.

(h) Violations. To Seller’s knowledge, except as disclosed in Schedule 4.1(h), Seller has not received written notice of any uncured violation of any federal, state or local law relating to the operations on the Property that remains uncured.

(i) Access. To Seller’s knowledge, no fact or condition exists which may result in the termination or reduction of the current access from the Property to existing roads and highways.

(j) Leasing Commissions. There are no leasing commissions required to be paid in connection with the Leases.

(k) No Defaults. Except as disclosed in Schedule 4.1(k), to Seller’s knowledge, neither Seller nor any party thereto is in default under, and Seller has no knowledge of an occurrence of an event, and has received no notice that any event has occurred, which with the giving of notice or the passage of time, or both, would constitute a default by any party under the Ground Lease or any Assumed Contract.

(l) No Occupancy Rights. Except for the PPA (as defined in Schedule 1.9) and the Leases and matters set forth in the PTR, no third parties have leasehold occupancy rights, and no individuals have personal occupancy rights, with respect to the Real Property.

(m) OFAC. Seller: (i) is not, and shall not become, a person or entity with whom Buyer is restricted from doing business with under regulations of under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

(n) Not Misleading. To Seller’s actual knowledge, neither Seller’s representations and warranties under this Section 4.1 nor the Schedules attached hereto, contains any untrue statement of material fact or omits to state a material fact in any way concerning the Property or otherwise affecting or concerning the transactions contemplated hereby.

(o) Permits. To Seller’s actual knowledge, the permits listed on Schedule 1.10 (as may be updated from time to time) are all of the non-environmental permits that are active and believed to be material to the operation of the Real Property post-Closing.

All references in this Section 4 to “Seller’s actual knowledge” or words of similar import contained in this Agreement shall refer only to the best actual knowledge of Keith Sonberg, Virgil Gass and Alex Haedrich (collectively, the “Designated Representative”) and shall not be construed to refer to the knowledge of any other partner, officer, member, shareholder, agent or employee of Seller or Seller’s members or partners (or the members or partners thereof) or any Seller “Affiliate” (an entity which controls, is controlled by, or is under common control with such party, or acquires all of the assets of such party), or to impose or have imposed upon the Designated Representative any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer. There shall be no personal liability on the part of the Designated Representative arising out of any representations or warranties made herein.

4.2 Buyer’s Representations and Warranties.

The following constitute representations and warranties of Buyer to Seller which shall be true and correct as of the date hereof and the Closing as if remade in a separate certificate at that time:

(a) Organization. Buyer is duly organized, validly existing and in good standing under the laws of Delaware and is authorized to do business in the State of California.

(b) Authority. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby, other than the consent of Buyer’s Class B Stockholder, which consent Buyer shall obtain prior to the Contingency Date. Except as provided in the immediately preceding sentence, no consent of any partner, shareholder, creditor, investor, judicial or administrative body, Authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.

(c) Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Buyer’s knowledge, threatened against Buyer, nor are any of such proceedings contemplated by Buyer. Buyer is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other. Buyer and Seller have negotiated this Agreement at arms-length and the consideration to be paid represents fair value for the assets to be transferred.

(d) Sophisticated Purchaser. Buyer acknowledges that it is a sophisticated real estate owner, and will conduct its own due diligence regarding the Property as provided for in this Agreement. Buyer agrees that except for Seller’s representations and warranties expressly set forth in this Agreement, no representations or warranties, express or implied, have been made by Seller or by Seller’s agents, including the suitability of the Property for Buyer’s intended use.

(e) OFAC. Buyer: (i) is not, and shall not become, a person or entity with whom Seller is restricted from doing business with under regulations of under regulations of the OFAC (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

4.3 Modifications Representations and Warranties. Each party shall notify the other promptly if such party becomes aware prior to the Closing of any matter which would render any of the representations or warranties of a party contained in this Article 4 untrue in any material respect, in which case Section 7.3 and 7.4 shall apply. The parties acknowledge that Schedules 1.10, 3.5(a), 3.5(b)(i), 3.5(b)(ii), 3.5(d)(i), 3.5(d)(ii), 3.8(a), 4.1(c), 4.1(f), and 4.1(h) (collectively, the “Open Schedules”) are incomplete as of the Effective Date. Seller shall furnish the completed Open Schedules to Buyer within ten (10) business days of the Effective Date (“Schedule Amendment Date”), after which time Buyer and Seller shall promptly enter into an amendment to this Agreement to incorporate the completed Open Schedules into the Agreement effective as of the Schedule Amendment Date. Prior to finalization of Schedule 3.5(d)(ii), Buyer will indicate to Seller which Environmental Permits Buyer does not wish to use, for purposes of preparing Schedule 3.5(d)(ii). Seller will submit Schedules 3.5(b)(i) and (b)(ii) to Buyer in draft no later than eight (8) business days after the Effective Date, for Buyer’s review and comment. Seller will consider, but is not required to incorporate or follow, Buyer’s comments on such schedules prior to finalizing them.

ARTICLE 5 — ENVIRONMENTAL

5.1 Seller Indemnity. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, directors, officers, shareholders, employees, successors, assigns and agents (“Buyer Entities”) from and against any and all causes of action, claims, judgments, obligations, damages, penalties, fines, costs (including those associated with any environmental investigation, removal, clean-up, government oversight and restoration work and materials), liabilities and losses (including, without limitation, reasonable attorneys’ fees, consultants’ fees, and expert fees) (collectively, “Claims”) to the extent caused by: (i) Pre-Existing Contamination (as defined below), except that if Seller proves that the Pre-Existing Contamination did not arise from the operation, occupancy or use of the Real Property by Seller, Syntex Laboratories, Inc., or any of their predecessors, affiliates, employees, subtenants, occupants, contractors, agents or invitees (“Seller-related Use Entities”), Seller’s share of liability for such Claims (i.e. Claims caused by Pre-Existing Contamination that Seller proves did not arise from the operation, occupancy or use of the Real Property by Seller-related Use Entities) shall be limited to fifty percent (50%) of the amount of such Claims and Seller’s total liability for all such Claims in the aggregate shall be limited to $1,000,000; (ii) any failure of Seller-related Use Entities to comply at the Real Property with Environmental Laws except to the extent such Claim is caused by matters described in Section 5.2(ii); provided that Buyer’s mere ownership alone of the Ground Lease with Pre-Existing Contamination on or under the Real Property shall not be considered a Buyer violation of Environmental Laws as described in Section 5.2(ii) for purposes of this indemnity; (iii) any breach by Seller of any environmental provision of this Agreement; and (iv) any Claim for personal injury, whether asserted before or after Closing, to the extent that is alleged to arise from pre-Closing exposure to building/construction materials at the Real Property or from exposure to building/construction materials caused by Seller’s performance of Closure Work; provided, however, that Seller’s indemnity obligations under any portion of this Section 5.1 will not extend to the extent that such Claims (w) are within the scope of Buyer’s indemnity to Seller in Section 5.2, (x) are first party costs or losses that are released by Buyer Entities pursuant to Section 5.3, (y) are covered by a policy of Worker’s Compensation/Employer’s Liability Insurance in amounts required by applicable law held by Buyer or Buyer Entities or (z) arise from any losses, costs or other Claims suffered, incurred, or asserted by Stanford or any obligations imposed by Stanford under the Ground Lease or otherwise related to the Property, whether at surrender of the Ground Lease or earlier, and whether or not arising from conditions existing prior to or after Closing, because Seller’s obligation for the Claims or other obligations asserted or incurred by Stanford against Seller Entities are addressed exclusively in Section 5.4 below. Notwithstanding any provision of this Section 5.1, Buyer is not relieved of, and Seller does not release Buyer from or indemnify Buyer for, any Buyer failure to comply with the covenants or other provisions of this Agreement regarding environmental matters. The term “Pre-Existing Contamination” shall mean those Hazardous Materials present on the Property, including the soil, groundwater, surface water, or soil gas on or under the Real Property, but excluding building/construction materials (such as, without limitation, asbestos-containing materials in buildings or in and around pipes, and lead paint) or indoor air, prior to the Closing; Seller’s liability for such excluded building/construction materials is addressed exclusively in Sections 3.3(c) above. The term “Hazardous Materials” means any hazardous or toxic substance, material or waste, the storage, use, or disposition of which is or becomes regulated by any local governmental authority, the State of California or the United States government. The term “Hazardous Materials” includes, without limitation, any material or hazardous waste under Section 255115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25136 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act, (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (xi) listed or defined as “hazardous waste”, “hazardous substance”, or other similar designation by any regulatory scheme or the State of California or the United States Government, or (xii) constituting a “Hazardous Substance” under the Ground Lease.

5.2 Buyer Indemnity. Buyer shall defend, indemnify and hold harmless Seller, and its Affiliates, directors, officers, shareholders, employees, successors, assigns and agents (“Seller Entities”), from and against any and all Claims, to the extent caused by (i) any Hazardous Materials in soil, groundwater, surface water, or soil gas on or under the Real Property (to the extent not present on or under the Real Property prior to the Closing), except that if such Buyer proves that such Hazardous Materials did not arise from the operation, occupancy or use of the Real Property by Buyer, or any of its, affiliates, employees, subtenants, occupants, contractors, agents or invitees (“Buyer-related Use Entities”), Buyer’s share of liability for such Claims (i.e. Claims caused by any Hazardous Materials in soil, groundwater, surface water, or soil gas on or under the Real Property to the extent not present on or under the Real Property prior to the Closing that Buyer proves did not arise from the operation, occupancy or use of the Real Property by Buyer-related Use Entities) shall be limited to fifty percent (50%) of the amount of such Claims and Buyer’s total liability for all such Claims in the aggregate shall be limited to $1,000,000; (ii) any failure of Buyer-related Use Entities to comply with Environmental Laws on the Real Property (provided that Buyer’s mere ownership alone of the Ground Lease with Pre-Existing Contamination on or under the Real Property shall not be considered a Buyer violation of Environmental Laws for purposes of this indemnity in Section 5.2(ii)) or Buyer’s breach of any environmental provision of this Agreement, except to the extent such failure is caused by matters described in Section 5.1(i)-(iii); (iii) the acts of Buyer and/or Buyer-related Use Entities that exacerbate any Pre-Existing Contamination that was disclosed to Buyer in documents provided by Seller, or discovered by Buyer prior to the Closing Date in Buyer’s investigations of the Property; or (iv) Building Materials (whether such materials are present before or after Closing, and regardless of whether the Claims caused by the Building Materials arise under the Ground Lease, other Stanford contractual documents related to the Property, or any other provision of law), other than Claims for personal injury that are described in Section 5.1(iv) or with respect to Seller’s liability for signing manifests as described in Section 3.3(c). Buyer’s indemnity obligation to Seller under this Section 5.2 does not extend to Seller’s own lost profits, Seller’s business losses, or Seller’s consequential damages, providing that such limitations do not apply to Buyer’s indemnity obligation of Seller for third party claims that include the third party’s lost profits, business losses, or consequential damages. Notwithstanding any provision of this Section 5.2, Seller is not relieved of, and Buyer does not release Seller from or indemnify Seller for, any Seller failure to comply with the covenants or other provisions of this Agreement regarding environmental matters or the Post-Closing Agreement.

5.3 Release by Buyer. Buyer, on behalf of itself and the Buyer Entities, forever waives, releases and discharges Seller Entities, and their respective directors, officers, shareholders, employees, successors, assigns and agents, from (i) any Claims within the scope of Buyer’s indemnity of Seller Entities in Section 5.2 above; (ii) from any Claims caused by Pre-Existing Contamination that Seller proves did not arise from the operation, occupancy or use by Seller-related Use Entities, to the extent that they exceed Seller’s 50% share of liability or $1 million aggregate liability limit for such Claims as specified set forth in Section 5.1(i); (iii) from any first party costs or losses incurred by Buyer (including but not limited to lost profits, lost rents, diminution in property value, other business losses, increased construction costs arising from environmental issues, or the costs of environmental investigation and response measures of any kind) arising from Pre-Existing Contamination except where such cost or loss is required to be incurred (x) to satisfy the demands of an environmental regulatory agency, (y) to address the asserted claims of third parties (not including the claims of Stanford as landowner or lessor under the Ground Lease against Buyer Entities, for which Buyer expressly releases Seller), or (z) to address Seller’s failure to comply with any provision in this Agreement that relates to environmental matters; (iv) from any first party costs or losses (including but not limited to lost profits, lost rents, diminution in property value, other business losses, increased construction costs arising from environmental issues, or the costs of environmental investigation and response measures of any kind, including surrender obligations under the Ground Lease or otherwise related to the Property) arising from Building Materials or indoor air other than Claims that are described in Section 5.1(iv) or with respect to Seller’s liability for signing manifests as described in Section 3.3(c); (v) arise from any environmental losses, costs or Claims suffered, incurred and asserted by Stanford against Buyer Entities, or any environmental obligations imposed by Stanford against Buyer Entities under the Ground Lease or otherwise relating to the Real

Property, whether at surrender of the Ground Lease or earlier, and whether or not arising from conditions existing prior to or after Closing (provided that this does not release Seller from its obligations set forth in Section 5.4(a)); and (vi) arise from costs incurred by Buyer to satisfy the Claims of Stanford asserted against Seller Entities for Pre-Existing Contamination or for violations of Environmental Law or of the environmental provisions of the Ground Lease to the extent that Section 5.4 provides that such costs will be borne by Buyer. With regard to the release given by Buyer Entities in this paragraph, such entities expressly waive all right under Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

/s/ MP
BUYER’S INITIALS

Notwithstanding any provision of this Section 5.3, Seller is not relieved of, and Buyer does not release Seller from, any Seller failure to comply with the covenants or other provisions of this Agreement regarding environmental matters or the Post-Closing Agreement.

5.4 Sharing of Costs of Certain Claims Asserted by Stanford Against Seller Entities and Addressing Regulatory Claims.

(a) This paragraph (and Section 5.4(b) below) will apply to any Claim asserted by Stanford against Seller Entities, not Stanford Claims asserted only against Buyer or Buyer Entities, under the Ground Lease or otherwise relating to the Real Property, either at surrender of the Ground Lease or before, and arising from Pre-Existing Contamination or arising from any asserted violation of the Ground Lease due to environmental matters or conditions existing prior to Closing. If such Claim is asserted by Stanford against Seller Entities prior to Closing, the procedures of this paragraph apply only if Buyer gives its Approval Notice. If such a Claim for environmental response is asserted by Stanford against Seller Entities, and a regulatory agency has not also made a demand for environmental response for the same Pre-Existing Contamination, then Seller Entities will present such Stanford Claim to Buyer, and Buyer will perform the environmental response to the satisfaction of Stanford, at Buyer’s sole cost and expense. If such a Claim for environmental response is asserted by Stanford against Seller Entities, and a regulatory agency has also made a demand for environmental response for the same Pre-Existing Contamination, then (i) Seller Entities will present the Claim to VMware, (ii) VMware will perform the environmental response to the satisfaction of both Stanford and the regulatory agency, (iii) Roche will reimburse VMware for the reasonable environmental consultant/engineering/contractor costs of such environmental response (not including VMware’s in-house time or attorney’s fees) of satisfying the demands of the regulatory agency, if any, and (iv) Roche will itself bear the increased costs of satisfying Stanford’s demands for more stringent environmental response (beyond those required by the regulatory agency).

(b) In all instances where a demand is made by a regulatory agency for environmental response for Pre-Existing Contamination, Buyer and Seller will reasonably cooperate to allow both to participate in all discussions and negotiations with the regulatory agency. For any such regulatory agency demand issued prior to the Final Delivery Date, Seller will have sole responsibility for negotiating the scope of the environmental response required by the agency. In no circumstance, either before the Final Delivery Date or after, will Buyer, or others acting in cooperation with Buyer, request, act or communicate in any way with the regulatory agency to suggest, solicit, inveigle, or entice it to issue any regulatory agency demand, or to issue a broader or more stringent regulatory agency demand, for environmental response for Pre-Existing Contamination; provided, however, that Buyer’s mere submittal of analytical data to a regulatory agency after the Final Delivery Date shall not be construed as failing to comply with the covenant in this sentence.

(c) Notwithstanding any provision of this Section 5.4, Seller is not relieved of, and Buyer does not release Seller from, any Seller failure to comply with the covenants or other provisions of this Agreement regarding environmental matters or the Post-Closing Agreement.

5.5 Seller’s Right to Terminate. Seller may, at any time after receipt of analytical data it collects or that Buyer collects during Buyer’s Inspections that identifies material newly- discovered Pre-Existing Contamination or other material newly-discovered environmental conditions whose environmental risks or costs are such that Seller determines, in its sole discretion, that this transaction should not proceed, Seller will provide notice to Buyer (at any time prior to Closing) of termination of this Agreement, which termination shall be effective ten (10) business days after delivery of such notice to Buyer. Upon the effective date of such termination, Escrow Holder shall remit the Deposit, together with any accrued interest on such funds, to Buyer, notwithstanding anything to the contrary in this Agreement. In the event Seller terminates the Agreement under this Section 5.5, Seller may not lease or sell all or any portion of the Property or enter into any transaction for the sale or lease of all or any portion of the Property to any party other than Buyer until twelve months after such termination.

ARTICLE 6 — CONDEMNATION, DAMAGE AND

DESTRUCTION

6.1 Condemnation.

If, prior to the Closing, any material portion of the Real Property or Improvements is taken, by eminent domain or otherwise (or is the subject of a pending, threatened or contemplated taking which has not been consummated), Seller shall immediately notify Buyer in writing of such fact. In such event, Buyer shall have the option, in its sole discretion, to terminate this Agreement upon written notice to Seller given not later than ten (10) business days after receipt of Seller’s notice, in which case, the procedures for termination pursuant to Section 2.3(a)-(g) shall apply. If Buyer does not exercise this option to terminate this Agreement, the parties shall proceed to consummate the transaction contemplated by this Agreement pursuant to the terms hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price, however, upon the Closing, Seller shall assign and turn over, and the Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain which accrue to Seller.

6.2 Damage or Destruction.

If, prior to the Closing, any part of the Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty (including removal of any of the Property by theft, but excluding damage or destruction arising from Buyer’s Inspections or other activities), Seller shall immediately notify Buyer, in writing, of such fact. If such damage, destruction or casualty is “material”, Buyer shall have the option to terminate this Agreement upon written notice to the Seller given not later than ten (10) business days after receipt of Seller’s notice, in which case, the procedures for termination pursuant to Section 2.3(a)-(g) shall apply. For purposes hereof, “material” shall be deemed to be any damage or destruction to the Property where the cost of repair or replacement is estimated to be one percent (1%) of the Purchase Price or more, and where Seller is unwilling to repair or replace the damage or destruction at Seller’s cost (if feasible, prior to Closing). If Buyer does not exercise this option to terminate this Agreement, or if the casualty is not material, the parties shall proceed to consummate the transaction contemplated by this Agreement pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price, however, upon the Closing, at Buyer’s election, (a) Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds received by Seller with respect to such damage or destruction or (b) Buyer may credit against the Purchase Price the cost to restore any casualty damage to the Property, as reasonably determined by an unaffiliated consultant reasonably acceptable to Buyer and Seller.

ARTICLE 7 — RIGHTS AND REMEDIES

7.1 Buyer Default; Liquidated Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE SALE OF THE PROPERTY TO BUYER IS NOT CONSUMMATED DUE TO BUYER’S UNCURED MATERIAL DEFAULT UNDER THIS AGREEMENT, SELLER SHALL BE ENTITLED TO RETAIN AND SHALL RECEIVE THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES; PROVIDED, HOWEVER, THE AMOUNT OF THE LIQUIDATED DAMAGES UNDER THIS SECTION SHALL BE LIMITED TO THE AMOUNT OF THE INITIAL DEPOSIT UNLESS AND UNTIL BUYER HAS PROVIDED THE APPROVAL NOTICE.

THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A

FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

/s/ SK	/s/ MP
SELLER’S INITIALS	BUYER’S INITIALS

7.2 No Contesting Liquidated Damages.

As material consideration to each party’s agreement to the liquidated damages provisions stated above, each party hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provisions for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

7.3 Seller’s Default.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUYER HEREBY EXPRESSLY WAIVES, RELINQUISHES AND RELEASES ANY RIGHT, CONDITION PRECEDENT OR REMEDY AVAILABLE TO BUYER AT LAW, IN EQUITY OR UNDER THIS AGREEMENT, UPON WHICH TO (A) TERMINATE THE AGREEMENT, (B) REFUSE TO CLOSE THE TRANSACTION CONTEMPLATED HEREBY, OR (C) MAKE ANY CLAIM AGAINST SELLER FOR DAMAGES, IN EACH CASE BY REASON OF ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES BEING UNTRUE, INACCURATE OR INCORRECT IN ANY RESPECT, IF EITHER (X) BUYER HAD ACTUAL KNOWLEDGE THAT SUCH REPRESENTATION OR WARRANTY WAS UNTRUE, INACCURATE OR INCORRECT PRIOR TO THE EFFECTIVE DATE OR (Y) BUYER REASONABLY ESTIMATES ITS ACTUAL DAMAGES AS A RESULT THEREOF ARE IN THE AGGREGATE AMOUNT OF LESS THAN $100,000. THE PARTIES ACKNOWLEDGE THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL BE AVAILABLE TO BUYER UNDER THIS AGREEMENT.

/s/ SK	/s/ MP
SELLER’S INITIALS	BUYER’S INITIALS

7.4 Right to Cure.

In the event of a breach of this Agreement by Buyer or Seller, the non-breaching party shall provide the breaching party with written notice of such breach. The breaching party shall then have a commercially reasonable time from receipt of such notice to cure said breach, not to exceed ten (10) days, in which case such party shall not be in default of this Agreement; provided, however, that if the nature of the breach is such that more than ten (10) days are reasonably required for its cure, then the breaching party shall not be deemed to be in default if such party shall commence such cure within said ten (10) day period and thereafter diligently prosecute such cure to completion, not to exceed thirty (30) days from the receipt of the notice to cure. The provisions of this Section 7.4 shall not apply to (i) defaults in the payment of monetary obligations (including, without limitation, the Deposit or Purchase Price), (ii) a breach by Seller of Section 4.1(a) or (b), or (iii) a breach by Buyer of Section 4.2(a) or (b). The provisions of this Section 7.4 shall not be applied to extend the Contingency Date, but shall extend the Closing Date if necessary.

7.5 General Indemnity.

(a) Buyer’s Indemnity. Except as to matters arising out of, concerning or relating to Hazardous Materials, violations of Environmental Law, and/or matters within the scope of Article 5 (which are exclusively addressed elsewhere in this Agreement), Buyer shall indemnify, defend, protect and hold harmless Seller and Seller’s Affiliates, from and against all third party (including Stanford) liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands (collectively “Indemnity Claims”) made against them or any of them (a) arising out of or in connection with the Ground Lease or the Improvements or Personal Property (except to the extent such Indemnity Claims are caused by a material breach of the obligations of Seller under the Agreement or fall within Seller’s indemnity obligations under Section 7.5(b)), and (b) for any tort claims on or with respect to the Real Property giving rise to personal injury or property damage claims to the extent such Indemnity Claims accrue and are applicable to a period on or after the Closing, except to the extent such personal injury or property damage arises out of the active or willful negligence of Seller or Seller Entities.

(b) Seller’s Indemnity. Except as to matters arising out of, concerning or relating to Hazardous Materials, violations of Environmental Law, and/or matters within the scope of Article 5 (which are exclusively addressed elsewhere in this Agreement), Seller shall indemnify, defend, protect and hold harmless Buyer and Buyer’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents and affiliates from and against all third party (including Stanford) Indemnity Claims made against them or any of them for any tort claims on or with respect to the Real Property giving rise to personal injury or property damage claims to the extent such Indemnity Claims accrue and are applicable to a period prior to the Closing, except to the extent such personal injury or property damage arises out of the active or willful negligence of Buyer or Buyer Entities.

ARTICLE 8 — MISCELLANEOUS

8.1 Notices.

Unless otherwise expressly provided herein, all notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by registered mail, or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon the date of receipt or refusal thereof at the address set forth below the signatures of this Agreement. Notices of change of address shall be given by written notice as described in this Section.

8.2 Brokers.

Upon the Closing, Seller shall pay any brokerage commission and fees owed to Seller’s Broker in connection with the transactions contemplated by this Agreement, and Buyer shall pay any brokerage commission and fees owed to Buyer’s Broker in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer that Seller has not retained any broker or finder in connection with this transaction other than Seller’s Broker. Buyer represents and warrants to Seller that Buyer has not retained any broker or finder in connection with this transaction other than Buyer’s Broker; provided, however, Buyer has engaged Hines as a consultant in connection with this transaction and will be responsible for the fees owed to Hines pursuant to the terms of a separate written agreement between Buyer and Hines. If any claims arise for additional brokers’ or finders’ fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.

8.3 Assignment.

Neither Buyer nor Seller shall have the right to assign this Agreement without the other party’s consent which may be withheld in such party’s sole discretion, except that, (a) so long as Stanford consents to such assignment and the assignment does not delay the Closing, Buyer shall have the right to assign this Agreement to an Affiliate of Buyer without any further consent of Seller, provided that such Affiliate assumes, in writing, all of Buyer’s obligations hereunder and VMware, Inc. executes a guaranty in favor of Seller on substantially the same form as Exhibit G, and (b) so long as Stanford consents to such assignment and the assignment does not delay the Closing, Buyer shall have the right to assign this Agreement to a third party that is not an Affiliate with the consent of Seller, which shall not be unreasonably withheld so long as such third party assumes, in writing, all of Buyer’s obligations hereunder and VMware, Inc. executes a guaranty in favor of Seller on substantially the same form as Exhibit G. Any such assignment shall not release VMware, Inc. from any of Buyer’s obligations hereunder.

8.4 Partial Invalidity.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

8.5 Waivers.

No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

8.6 Government Approvals.

Except as expressly provided herein, nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zoning change, variance, subdivision map, lot line adjustment or other governmental act, approval or permit with respect to the Property prior to the Closing, and Buyer agrees not to do so without Seller’s prior written approval.

8.7 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

8.8 Professional Fees.

In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, or to interpret this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and engineering fees, and any other professional fees resulting therefrom, at trial and on appeal.

8.9 Entire Agreement.

This Agreement (including all Exhibits and Schedules attached hereto) is the final expression of, and contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings with respect thereto, including, without limitation, any letter of intent between the parties with respect to this transaction. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties. This Agreement shall not supersede the Access Agreement between the parties, which shall remain in full force and effect until Closing, but shall terminate upon Closing (except with respect to those provisions of the Access Agreement which specifically survive the termination in accordance with the terms of the Access Agreement).

8.10 Time of Essence.

Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

8.11 Construction.

Headings at the beginning of each Section and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Sections and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. If the date on which Buyer or Seller is required to take any action under the terms of this Agreement occurs on a Saturday, Sunday or Federal or state holiday, then, the action shall be taken on the next succeeding business day.

8.12 Governing Law.

The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.

8.13 No Joint Venture.

This Agreement shall not create a partnership or joint venture relationship between Buyer and Seller.

8.14 Required Actions of Buyer and Seller.

Buyer and Seller agree to execute all such instruments and documents and to take all actions pursuant to the provisions hereof in order to consummate the purchase and sale herein contemplated and shall use their commercially reasonable efforts to consummate the transaction contemplated by this Agreement in accordance with the provisions hereof.

8.15 Survival. Section 3.3 – 3.10 and Article 4, 5, 7 & 8 shall survive the termination and the Closing.

8.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

8.17 Amendments to Ground Lease. Any future amendments or modifications to the Ground Lease made by Buyer shall not enlarge Seller’s obligations under this Agreement or the Ground Lease. Nothing in this Section 8.17 shall preclude or limit Buyer from entering into any future amendments or modifications to the Ground Lease.

8.18 Exclusivity. Seller (including for this purpose its shareholders, officers, directors, affiliates and employees) shall not offer any of the Property for lease, sublease or sale, and shall not solicit, initiate, respond to or engage in any discussions or negotiations with any third party with respect to the sale, sublease or lease of the Property, at any time prior to the termination of this Agreement, other than a response to the effect that: “Seller is bound by an exclusivity agreement at this time and therefore cannot respond to your inquiry”. Seller shall direct its agents and contractors not to accomplish any of the foregoing prohibited activities referenced in this Section 8.18.

8.19 Applicable Upon Closing Only. Notwithstanding anything to the contrary in this Agreement, Sections 5.1-5.3 and 7.5 shall only take effect following the Closing.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ROCHE PALO ALTO LLC,
a Delaware limited liability company

By:	/s/ Steve Krognes
Name:	Steve Krognes
Title:	Vice President Roche Palo Alto LLC

VMWARE, INC.,
a Delaware corporation

By:	/s/ Mark S. Peek
Name:	Mark S. Peek
Title:	Co-President and CFO

Address for notices:

To Buyer:	To Seller:

VMware, Inc. 3401 Hillview Avenue Palo Alto, California 94304 Attention: General Counsel	Genentech, Inc. One DNA Way South San Francisco, CA 94080 Attention: Corporate Secretary

and to:	with a copy to:

Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention Susan P. Reinstra	Genentech, Inc. One DNA Way South San Francisco, CA 94080 Attention: Corporate Real Estate

EXHIBIT A

GROUND LEASE

(see attached)

EXHIBIT B

LIST OF PERSONAL PROPERTY

[TO FOLLOW PRIOR TO THE CONTINGENCY DATE,

BASED ON WALK-THROUGH BY THE PARTIES]

Items to be Removed:

Office furniture

Cubicles

Casework

Hoods

Moveable benches

Tables

Clarifications:

EXHIBIT C

BILL OF SALE

This Bill of Sale (“Bill of Sale”) is made effective as of the      day of         , 20    , by Roche Palo Alto LLC, a Delaware limited liability company (“Seller”) pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”) dated as of             , 2011 between VMware, Inc., a Delaware corporation (“Buyer”) and Seller. All capitalized terms used in this Bill of Sale and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby sells, transfers, assigns, sets over and conveys to Buyer all of Seller’s right, title and interest in and to the Personal Property, and Intangible Property (each as defined in the Agreement).

This instrument shall be binding upon Seller and its successors and assigns and shall inure to the benefit of Buyer and its successors and assigns. This Bill of Sale may be executed in counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument. This Bill of Sale is governed by California law without regard to principals of conflicts of laws.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the day and year first hereinabove written.

ROCHE PALO ALTO LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (this “Assignment”) is made effective as of the      day of         , 20     (“Effective Date”) by and between Roche Palo Alto LLC, a Delaware limited liability company (“Assignor”) and                     , a                      (“Assignee”) pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”) dated as of             , 2011 between Assignor and Assignee. All capitalized terms used in this Assignment and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, sells, transfers, sets over and delivers unto Assignee all of Assignor’s estate, right, title and interest in and to the Assumed Contracts set forth on Exhibit A attached hereto, and Assignee hereby accepts such assignment.

By acceptance of this Assignment, Assignee hereby assumes the performance of all of the terms, obligations, covenants and conditions imposed upon Assignor under the Assumed Contracts.

Except as to matters arising out of, concerning or relating to Hazardous Materials, violations of Environmental Law, and/or matters within the scope of Article 5 (which are exclusively addressed in the Agreement), Assignee shall indemnify, defend, protect and hold harmless Assignor and Assignor’s Affiliates, from and against all third party liabilities, claims, losses, actions, damages, fines, costs, expenses, causes of action and demands (collectively “Claims”) made against them or any of them to the extent such Claims are caused by a material breach of the obligations of Assignee under the Assumed Contracts, but only to the extent such Claims accrue and are applicable to a period on or after the Effective Date of this Assignment and would not be barred by applicable statutes of limitation as to Assignee.

Except as to matters arising out of, concerning or relating to Hazardous Materials, violations of Environmental Law, and/or matters within the scope of Article 5 (which are exclusively addressed in the Agreement), Assignor shall indemnify, defend, protect and hold harmless Assignee and Assignee’s employees, partners, subsidiaries, parents, affiliates, shareholders, officers, directors, attorneys, agents and affiliates, from and against all third party Claims made against them or any of them to the extent such Claims are caused by a material breach of the obligations of Assignor under the Assumed Contracts, but only to the extent such Claims accrue and are applicable to a period prior to the Effective Date of this Assignment and would not be barred by applicable statutes of limitation as to Assignor.

This instrument shall be binding upon parties and their successors and assigns. This Assignment may be executed in counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument. This Assignment is governed by California law without regard to principals of conflicts of laws.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment as of the day and year first above written.

ROCHE PALO ALTO LLC,
a	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

[EXHIBIT A TO ASSIGNMENT AND ASSUMPTION ATTACHED]

EXHIBIT E

GROUND LEASE ASSIGNMENT

ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (“Assignment”) shall be effective as of             , 2011 (the “Effective Date”), and is made by and between ROCHE PALO ALTO LLC, a Delaware limited liability company (“Assignor”), and                     , a                      (“Assignee”).

This Assignment is made with reference to the following facts and circumstances:

A. The Board of Trustees of the Leland Stanford Junior University (“Stanford”), as lessor, and Syntex Laboratories, Inc., predecessor in interest to Assignor, as lessee, entered into that certain Lease dated July 1, 1968, as amended by a Lease Amendment and Extension Agreement dated as of April 14, 2003, and a Second Amendment to Ground Lease dated as of October 1, 2007 (as amended, the “Ground Lease”), whereby Stanford leased to Assignor certain real property located in Palo Alto, California and more particularly described on Exhibit A attached hereto (the “Real Property”).

B. Assignor desires to assign to Assignee all of Assignor’s right, title and interest in, under and to the Ground Lease and the Real Property, including to the improvements and fixtures thereon and all easements and other rights appurtenant thereto (the “Real Estate”), and Assignee desires to accept such assignment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Purchase Agreement. This Assignment is made pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “Agreement”) dated as of             , 2011 between Assignor and Assignee. Capitalized terms used in this Assignment and not specifically defined herein shall have the same meaning as set forth in the Agreement.

2. Assignment and Assumption. Assignor hereby assigns, transfers, grants and conveys to Assignee, and Assignee hereby accepts, all of Assignor’s right, title and interest in, under and to the Ground Lease and the Real Estate. Assignee accepts this assignment and assumes and agrees to keep, perform and fulfill, as a direct obligation to Stanford and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Lessee” under the Ground Lease, whether such terms, covenants, conditions and obligations arise or relate to periods prior to or after Effective Date.

3. Further Modification: Assignee shall have the right, without further consent by Assignor, to modify or amend the Ground Lease in any manner, assign the Ground Lease or sublease the Property and exercise any other rights of the “Lessee” under the Ground Lease; provided, however, such modification, amendment or assignment shall not enlarge Assignor’s obligations under this Assignment or the Ground Lease. Nothing in this Section 3 shall preclude or limit Buyer from entering into any future amendments or modifications to the Ground Lease.

4. Miscellaneous: Assignor and Assignee shall execute and deliver such additional documents and take such additional actions as any such party may reasonably request to carry out the purposes of this Assignment. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. If any party brings an action or legal proceeding with respect to this Assignment, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. All captions contained in this Assignment are for convenience of reference only and shall not affect the construction of this Assignment. This Assignment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Assignment. If any one or more of the provisions of this Assignment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Assignment shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment intending it to be effective as of the Effective Date set forth above.

ROCHE PALO ALTO LLC,
a	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

[EXHIBIT A TO ASSIGNMENT OF GROUND LEASE ATTACHED]

EXHIBIT F

MEMORANDUM OF GROUND LEASE ASSIGNMENT

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Attn:

MEMORANDUM OF ASSIGNMENT AND ASSUMPTION OF GROUND LEASE

THIS MEMORANDUM OF ASSIGNMENT AND ASSUMPTION OF GROUND LEASE (“Memorandum”) is made as of             , 2011 (the “Effective Date”), and is made by and between ROCHE PALO ALTO LLC, a Delaware limited liability company (“Assignor”), and                     , a                     (“Assignee”).

This Assignment is made with reference to the following facts and circumstances: The Board of Trustees of the Leland Stanford Junior University (“Stanford”), as lessor, and Syntex Laboratories, Inc., predecessor in interest to Assignor, as lessee, entered into that certain Lease dated July 1, 1968, as amended by a Lease Amendment and Extension Agreement dated as of April 14, 2003, and a Second Amendment to Ground Lease dated as of October 1, 2007 (as amended, the “Ground Lease”), whereby Stanford leased to Assignor certain real property located in Palo Alto, California and more particularly described on Exhibit A attached hereto (the “Real Property”). Memoranda of the Ground Lease and the amendments thereto were recorded in the Official Records of Santa Clara County, California on October 30, 1968 in Book 8315, Page 330, on April 15, 2003 as Instrument Number 16965757 and on             , 2011 as Instrument Number                     .

Pursuant to the terms of the Assignment and Assumption of Ground Lease of even date herewith, Assignor assigns, transfers, grants and conveys to Assignee, and Assignee accepts such assignment and assumes and agrees to keep, perform and fulfill, as a direct obligation to Stanford and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Lessee” under the Ground Lease.

[THIS SPACE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment intending it to be effective as of the Effective Date set forth above.

ROCHE PALO ALTO LLC,
a	a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

[EXHIBIT A TO ASSIGNMENT OF GROUND LEASE ATTACHED]

EXHIBIT G

GUARANTY

[FORM SUBJECT TO APPROVAL BY ROCHE HOLDINGS, INC. BY 5/11/11]

In consideration of VMware, Inc., a Delaware corporation (“VMware”) entering into that certain Agreement of Purchase and Sale and Joint Escrow Instructions with Roche Palo Alto, LLC, a Delaware limited liability company (“Roche”) (the “Agreement”), the undersigned irrevocably and unconditionally guarantees to VMware, and its successors, the observance and performance when due of all obligations of Roche under the Agreement and the Post-Closing Agreement, as defined in the Agreement, including all costs and expenses, including reasonable attorneys’ fees, incurred by VMware in the enforcement of this Guaranty (collectively, the “Obligations”).

Nothing herein shall require VMware to first seek or exhaust any remedy against Roche, or its successors, or any other person obligated with respect to the Obligations, or to first foreclose, exhaust or otherwise proceed against any equipment, collateral or security which may be given in connection with the Obligations. Suit may be brought and maintained against the undersigned without joinder of Roche or any other person as parties thereto.

The undersigned specifically waives the following:

(a) the applicability of California’s Civil Code Section 2845 which reads: “A surety may require the creditor, subject to Section 996.440 of the Code of Civil Procedure, to proceed against the principal, or to pursue any other remedy in the creditor’s power which the surety cannot pursue, and which would lighten the surety’s burden; and if the creditor neglects to do so, the surety is exonerated to the extent to which the surety is thereby prejudiced.”; and

(b) any suretyship defenses of every nature otherwise available under California law and the laws of any other state, including, without limitation, all defenses arising under Section 2787 through 2855 of the California Civil Code and any successor provisions to those Sections.

The undersigned waives any claim or other right which the undersigned might now have or hereafter acquire against Roche or any person that is primarily or contingently liable on the Obligations.

The undersigned waives notice of acceptance hereof and all other notices or demands of any kind to which it may be entitled and consents that VMware may, without affecting the undersigned’s liability under this Guaranty, (i) compromise or release, on terms satisfactory to it or by operation of law or otherwise, any rights against Roche and other obligors and guarantors; (ii) grant extensions of time to Roche; or (iii) otherwise modify the Obligations or Agreement at any time for any reason.

The undersigned hereby waives any and all presentment, demand, protest or notice of any kind under the Guaranty.

This Guaranty shall not be discharged or affected by dissolution of the undersigned, shall bind the heirs, administrators, representatives and successors of the undersigned. This Guaranty shall inure to the benefit of any permitted assignee of the Agreement.

The rights and obligations of the parties hereto shall be governed, construed and interpreted according to the laws of the State of California (without regard to its choice of law provisions). The undersigned hereby unconditionally and irrevocably submits to the jurisdiction of any state or federal court in the State of California in any action.

If any provision of this Guaranty or any portion of any provision of this Guaranty shall be deemed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not alter the remaining portion of such provision, or any other provision hereof, as each provision of this Guaranty shall be deemed severable from all other provisions of this Guaranty.

This writing is intended by the parties as a final expression of this guaranty agreement and is also intended as a complete and exclusive statement of the terms of such agreement. No course of prior dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to interpret, supplement or modify any term, nor are there any conditions to the full effectiveness, of this Guaranty. This Guaranty, and each of its provisions, can only be waived, modified or terminated, by a duly authorized written instrument signed by VMware.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date below.

Dated:             , 2011

GUARANTOR:
Roche Holdings, Inc. a Delaware corporation

By:
Name:
Title:

EXHIBIT H

POST-CLOSING AGREEMENT

THIS POST-CLOSING AGREEMENT (this “Agreement”) is made and entered into as of the      day of         , 2011 (the “Effective Date”), by and between Roche Palo Alto LLC, a Delaware limited liability company (“Roche”), and VMware, Inc., a Delaware corporation (“VMware”).

A. Roche, as seller, and VMware, as buyer, have entered into an Agreement of Purchase and Sale and Joint Escrow Instructions (the “Purchase Agreement”) for the purchase of Roche’s interest in that certain real property commonly known as the Roche Palo Alto Campus situated within the Stanford Research Park, Palo Alto, California, which consists of approximately 69.505 acres improved with buildings and related improvements comprising approximately 966,087 square feet of research and development space, under and pursuant to that certain Ground Lease with The Board of Trustees of the Leland Stanford Junior University, dated July 1, 1968, as amended (the “Property”); and

B. Roche and VMware wish to enter into certain agreements with respect to the Property for a period of time following the Closing (as defined in the Purchase Agreement); and

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VMware and Roche, intending to be legally bound, hereby covenant and agree as follows:

1. Incorporation of Recitals; Definitions. The foregoing recitals are hereby incorporated into this Agreement and made a part hereof by this reference. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Term. This Agreement shall become effective on the Effective Date and shall terminate upon the date of the Final Closure Delivery.

3. Grant of Access License; Performance of Closure Work. Subject to the terms and conditions of this Agreement, VMware hereby grants to Roche, and its representatives, agents, consultants and designees (collectively, “Roche’s Agents”), and Roche hereby accepts from VMware, a non-exclusive license to enter upon the Property, at Roche’s sole cost, for the purpose of conducting the Closure Work in the Remainder Property, provided that: (i) all persons entering the Property on behalf of Roche for such Closure Work shall be appropriately licensed (if required by Law) and qualified, possess the appropriate permits for the Closure Work, including any proposed drilling or testing, present in advance to VMware evidence of appropriate insurance reasonably satisfactory to VMware, enter at reasonable times and without unreasonable interference with VMware’s use of the Property, and comply with VMware’s reasonable site procedures and requirements; (ii) Roche shall provide VMware with not less than two (2) business days advance notice of any physical testing or drilling or other similar invasive testing and allow VMware to take split samples; (iii) Roche shall deliver to VMware, without representation or warranty, from time to time, copies of closure plans, amendments, sampling results, applications, and certificates as soon as reasonably practicable after receipt or submittal of same; (iv) Roche shall not have a requirement to restore any damage to the Real Property and Improvements as a result of the Closure Work; however, Roche shall make the Real Property and Improvements reasonably safe and shall restore any roof or building exterior openings, and fill any holes in the ground, as a result of such Closure Work; (v) Roche shall defend, indemnify, and hold harmless VMware Entities (defined below) as set forth in Section 8 below; and (vi) Roche shall keep VMware reasonably informed about Roche’s ongoing Closure Work, including without limitation, copying VMware on all emails and other communications sent to and received from Stanford or Authorities having jurisdiction over the Property with respect to the Closure Work and provide the opportunity for meetings between Roche and VMware at regular intervals to review the progress of the Closure Work. All Closure Work, inspections, tests and other evaluations of the Property performed by Roche or its agents shall be at Roche’s sole cost and expense. Roche shall use commercially reasonable efforts to perform the Closure Work in accordance with the detailed schedule attached hereto as Exhibit A, which schedule shall have the same or earlier completion dates as those set forth in the closure schedule attached to the Purchase Agreement and shall be prepared by Roche and attached to this Agreement upon execution hereof.

4. Grant of Occupancy License. Subject to the terms and conditions of this Agreement, VMware hereby grants to Roche, and Roche hereby accepts from VMware, a non-exclusive license to use and occupy certain premises shown on Exhibit B hereto (the “Premises”) within the building commonly known as Building R6 on the Property. Roche may use the Premises only for office purposes in connection with its administration of the Closure Work. In connection with such use, Roche shall comply with all reasonable rules and regulations promulgated from time to time by VMware, including, without limitation, rules relating to security and access. Roche shall pay before delinquency all taxes imposed against Roche’s personal property on the Premises. Roche accepts the Premises in “as is” condition. Roche shall maintain the Premises in neat, orderly condition and shall repair any damage to the Premises caused by Roche or its agents, employees, contractors or invitees. Roche shall not do or permit anything to be done in, about or with respect to the Premises which would (a) injure the Property or (b) vibrate, shake, overload, or impair the efficient operation of the Property or the building systems located therein. Roche may not permit any use of the Premises by another party or perform any alterations or improvements to the Premises, except for Closure Work provided in the Purchase Agreement, without the prior written consent of VMware, which consent may be withheld in VMware’s sole and absolute discretion. On or prior to the termination of this Agreement, Roche shall remove all of its personal property from the Premises and shall surrender the Premises to VMware broom clean, in the same condition as exists on the Effective Date, reasonable wear and tear excepted. Roche shall not be entitled to any signage on the Property. VMware shall have the right, at any time during the term of this Agreement, to relocate all or a portion of the Premises to other space in the Property that is reasonably comparable in size to the original Premises or applicable portion thereof; provided, however, if VMware so relocates Roche, then VMware shall pay for the reasonable costs of moving Roche from the original Premises to the new Premises.

5. Services. Subject to the terms and conditions of this Agreement, Roche shall use commercially reasonable efforts to assist VMware, for a period of sixty (60) days after Closing only, in the transition of operations to VMware, at no cost or liability to Roche.

6. Confidentiality. Roche agrees to keep confidential all information which may be disclosed to or discovered by Roche during Roche’s occupancy, operations or access on the Property pursuant to this Agreement (“Confidential Information”), including, without limitation, the results of all inspections, analyses, studies and similar reports relating to the Property prepared by or for Roche, provided that the term “Confidential Information” shall not include such portions of materials, documents or other information which (i) is now public knowledge, or becomes public knowledge in the future, other than through acts or omissions of Roche or Roche’s Agents in violation of this Section, (ii) was known to Roche prior to Closing, or known to Roche after Closing without any restriction on use or disclosure, (iii) is disclosed at any time to Roche by a third party that had a lawful right to disclose it, or (iv) is developed by Roche independently of the Confidential Information received hereunder. Unless otherwise agreed to in writing by VMware, Roche agrees: (x) to keep all Confidential Information confidential and not to disclose or reveal any Confidential Information to any person other than Roche’s Agents, which for purposes of this Section, shall include Roche’s current and prospective lenders, accountants and attorneys, but then only to the extent such parties need to review the Confidential Information for purposes of performing the Closure Work; and (y) not to use Confidential Information for any purpose other than in connection with its Closure Work. Roche further agrees to cause Roche’s Agents to agree to comply with the non-disclosure requirements set forth in subsections (x) and (y) above. In the event that Roche is requested pursuant to, or required by, applicable law, regulation or legal process, to disclose any Confidential Information, Roche agrees it shall provide VMware with prompt notice of such request(s) to enable VMware to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, Roche or any of Roche’s Agents is nonetheless legally compelled to disclose Confidential Information, Roche or Roche’s Agents may disclose such portion of the Confidential Information as is legally required to be disclosed. Notwithstanding the foregoing, (a) Confidential Information shall be subject to disclosure in litigation between VMware and Roche and (b) the confidentiality covenant contained herein shall not limit Roche from communicating with Stanford University or governmental authorities regarding its performance of the Closure Work, provided that VMware will be copied on all written communications sent by Roche to Stanford and governmental authorities. Notwithstanding the foregoing, if Roche wishes to have discussions with any environmental regulatory agency staff (including the City of Palo Alto regarding hazardous material closure issues) regarding the environmental condition on or under the Property or the regulatory requirements applicable to them, Roche agrees to reasonably coordinate with VMware in advance to allow a joint approach to and joint discussion with the regulatory agency staff or Stanford, providing VMware and its agents an opportunity to be present for all such discussions; provided, however, that Roche may meet with such agencies without VMware if VMware is not available to meet with such agencies at the times proposed by Roche so long as, not less than two (2) business days before the proposed meeting, Roche proposed to VMware at least two (2) meeting times during normal business hours. Notwithstanding the foregoing sentence, VMware and Roche will also comply with the provisions regarding communications with the governmental authorities in Section 3.5(c) of the Purchase Agreement.

7. Insurance. Upon the execution of this Agreement, Roche shall obtain and cause its consultants and agents to obtain, at Roche’s sole cost and expense, a policy of commercial general liability insurance covering any and all liability of Roche and Roche’s Agents with respect to or arising out of its occupancy and activities under this Agreement. Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. In addition, for any work that involves hazardous materials, Roche shall cause its consultants and agents to obtain, at Roche’s sole cost and expense, a policy of Contractor’s Pollution Liability insurance with respect to or arising out of their activities with limits of Two Million and No/100 Dollars ($2,000,000.00) combined single limit per occurrence and contain the insurer’s standard provision regarding waiver of subrogation. Such liability insurance policies shall name VMware and its respective successors and assigns as additional insureds and shall be in form and substance and issued by an insurance company reasonably satisfactory to VMware. Upon execution of this Agreement, Roche shall deliver certificates of such insurance to VMware. Notwithstanding the foregoing, Roche may elect to self-insure (retain the risk on) some or all of its property insurance and/or liability insurance required under this Section 7. Any undertaking by Roche to self-insure with respect to some or all of its insurance shall not serve to adversely affect VMware, and VMware shall be protected against loss or damage insured by Roche hereunder in the same manner as if Roche had obtained separate property insurance as provided herein. The foregoing right of Roche to self-insure does not apply to Roche’s consultants and contractors.

8. Indemnity. Roche shall indemnify, defend and hold VMware and its Affiliates, directors, officers, shareholders, employees, successor, assigns and agents (“VMware Entities”), and their respective officers, directors, advisors, contractors and employees (“Indemnified Parties”) harmless from and against any and all claims, damages, liabilities, losses, costs or expenses (including, without limitation, attorneys’ fees and costs) (“Claims”) to the extent caused by the activities of Roche or Roche’s Agents upon the Property in the course of their entry upon the Property pursuant to the access provided in this Agreement, and from all mechanic’s, materialmen’s and other liens resulting from any such conduct of Roche and Roche’s Agents, except to the extent attributable in part to the acts or omissions of the Indemnified Parties; provided, however, than any Claims related to alleged breaches of the Purchase Agreement shall be addressed under the terms of that agreement rather than this Section 8. Notwithstanding anything to the contrary contained in this Agreement, Roche’s indemnification obligations set forth herein shall survive the expiration or other termination of this Agreement. As used herein, an “Affiliate” shall mean an entity which controls, is controlled by, or is under common control with such party, or acquires all of the assets of such party.

9. Compliance With Laws. Roche shall comply with all Laws (hereinafter defined) pertaining to its activities hereunder with respect to the Property. For purposes hereof, the term “Laws” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the State of California, and decisions of federal courts applying the Laws of the State of California.

10. License. The interest herein created under Sections 3 and 4 is a non-exclusive license and no leasehold or tenancy is intended to be or shall be created hereby.

11. Copper Allowance. Roche shall reimburse to VMware the actual cost that VMware incurs to replace and install the copper materials that were stolen from the Real Property prior to the Effective Date of the Purchase Agreement, in an amount not to exceed Ninety Thousand Dollars ($90,000). Such reimbursement shall be made to VMware within thirty (30) days after completion of such replacement by VMware and VMware’s submittal to Roche of an invoice for such amount with appropriate and reasonable substantiation and documentation supporting the invoiced amount. Such work shall be completed by VMware, if at all, by the date that is twelve (12) months after the Closing Date. In the event that such work is not completed by such date, or VMware otherwise elects not to replace the stolen copper materials, then Roche shall pay VMware the cost of the copper materials only (not installation), within thirty (30) days of Roche’s receipt of an invoice for the same with appropriate and reasonable substantiation and documentation supporting the invoiced amount (not to exceed Ninety Thousand Dollars ($90,000)).

12. Notices. Unless otherwise expressly provided herein, all notices or other communications required or permitted hereunder shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by registered mail, or certified mail, postage prepaid, return receipt requested, and shall be deemed received upon the date of receipt or refusal thereof at the address set forth below the signatures of this Agreement. Notices of change of address shall be given by written notice as described in this Section.

13. Attorneys’ Fees. In the event any legal action is taken by either party against the other to enforce any of the terms and conditions of this Agreement, it is agreed that the unsuccessful party to such action shall pay to the prevailing party all court costs, reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party, at trial and on appeal.

14. Authority. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Agreement.

15. Disclaimer. Roche acknowledges that portions of the Property may be vacant and that there are inherent risks of harm entering vacant properties. VMware shall not have an obligation to inspect and make safe its premises prior to Roche’s entry on the Property. Roche understands this risk and shall at all times conduct all operations using reasonable care as necessary to avoid the risk of bodily harm to persons or risk of damage to any property.

16. Miscellaneous. This Agreement may not be amended or assigned except by an instrument in writing executed by each of the parties hereto, and shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. No failure or delay by VMware in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Agreement is governed by California law without regard to principals of conflicts of laws. This Agreement is made pursuant to the terms of the Purchase Agreement, the terms of which that are intended to survive closing remain in full force and effect.

17. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and together shall constitute the Agreement.

IN WITNESS WHEREOF, VMware and Roche have executed and delivered this Agreement as of the day and year first above written.

VMWARE, INC.	ROCHE PALO ALTO LLC
a Delaware corporation	a Delaware limited liability company

By:	By:

Name:	Name:

Title:	Title:

Address for notices:

To VMware:	To Roche:

VMware, Inc. 3401 Hillview Avenue Palo Alto, California 94304 Attention: General Counsel	Attn: Director of Site Services Palo Alto Site Financial Services Roche Palo Alto LLC 3431 Hillview Avenue Palo Alto, California 94304
and to:
with a copy to:
Attn: Real Estate Department
(Same Address)	Genentech, Inc. One DNA Way South San Francisco, CA 94080 Attention: Corporate Secretary